Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

WARWICK VALLEY NETWORKS, INC.,

WARWICK VALLEY TELEPHONE COMPANY,

AND ALTEVA, LLC,

DATED JULY 14, 2011

TABLE OF CONTENTS

ARTICLE I Definitions		1

1.1	Definitions	1
1.2	Other Defined Terms.	7

ARTICLE II Sale and Transfer of Assets		10

2.1	Purchased Assets	10
2.2	Excluded Assets	12
2.3	Liabilities	12

ARTICLE III Purchase Price.		14

3.1	The Purchase Price	14
3.2	Payment of the Purchase Price	14
3.3	Allocation of Purchase Price	15
3.4	Working Capital Adjustment	15
3.5	Calculation of Additional Consideration	17
3.6	Holdback Amount	20
3.7	No Restrictions on Buyer’s Operation of the Business.	20

ARTICLE IV Closing.		20

4.1	Closing	20
4.2	Closing Actions and Deliveries	21

ARTICLE V Representations and Warranties of Seller		21

5.1	Organization; Subsidiaries; Ownership; Predecessors	21
5.2	Due Authorization; No Conflict	22
5.3	Financial Statements	22
5.4	Absence of Changes	23
5.5	Title to Assets; Condition	24
5.6	Real Property	24
5.7	Taxes	25
5.8	Insurance	25
5.9	Governmental Authorizations	26
5.10	Compliance with Laws	26
5.11	Environmental Matters	27
5.12	Litigation	27
5.13	Adequacy of Assets	27
5.14	Employee Benefit Plans	28
5.15	Employee Relations	29
5.16	Contractual Obligations	30
5.17	No Broker	30
5.18	Customer List	30

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5.19	Intellectual Property	30
5.20	Accounts Receivable; Inventory	31
5.21	No Creation of Liens.	31
5.22	Telecom Law	31
5.23	Transactions with Related Parties	32
5.24	Privacy and Data Protection	33
5.25	Acquisition of Parent Shares	33
5.26	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. .	34

ARTICLE VI Representations and Warranties of Buyer Parties		34

6.1	Organization and Good Standing	34
6.2	Due Authorization; No Conflict	34
6.3	No Brokers	35
6.4	Litigation	35
6.5	Capitalization	35
6.6	SEC Filings	36
6.7	Compliance With Laws	36
6.8	Financial Statements	37
6.9	Governmental Authorizations	37
6.10	Taxes	37
6.11	DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES..	38

ARTICLE VII Covenants and Agreements.		38

7.1	Buyer’s Investigation	38
7.2	Consents of Third Parties; Governmental Authorizations	39
7.3	Operations of the Business Prior to the Closing	39
7.4	Notification of Certain Matters	39
7.5	No Solicitation	40
7.6	Satisfaction of Closing Conditions	40
7.7	Employee Matters	40
7.8	Further Assurances	42
7.9	Transfer of Warranties	42
7.10	Bulk Sales Laws	42
7.11	Use of Name; Telephone Numbers	42
7.12	Prorations	43
7.13	Representation and Warranty Insurance	43
7.14	Restrictive Covenants	43
7.15	Accounts Receivable	45
7.16	Reporting of 2011 Revenues	45

ARTICLE VIII Conditions to Performance by Buyer		45

8.1	Representations and Warranties	46
8.2	Covenants and Agreements	46
8.3	Compliance Certificate	46
8.4	Absence of Litigation	46

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8.5	No Material Adverse Effect	46
8.6	Consents and Authorizations	46
8.7	Release of Encumbrances on the Purchased Assets	46
8.8	Other Closing Deliveries	47
8.9	Representation and Warranty Insurance.	47

ARTICLE IX Conditions to Performance by Seller		48

9.1	Representations and Warranties	48
9.2	Covenants and Agreements	48
9.3	Compliance Certificate.	48
9.4	Absence of Litigation	48
9.5	Consents and Authorizations	48
9.6	Representation and Warranty Insurance.	48
9.7	Other Closing Deliveries	48

ARTICLE X Termination		49

10.1	Termination	49
10.2	Notice of Termination; Effect of Termination	50
10.3	Return of Documentation	50

ARTICLE XI Indemnification		50

11.1	Survival of Representations and Warranties	50
11.2	Indemnification by Seller	51
11.3	Indemnification by Buyer Parties	51
11.4	Indemnification Procedures	52
11.5	Limitations.	53
11.6	Limited Right of Setoff	55

ARTICLE XII General Provisions		55
12.1	Expenses; Transfer Taxes	55
12.2	Entire Agreement; No Third Party Beneficiaries; Amendment	56
12.3	Severability	56
12.4	Waiver	56
12.5	Public Announcements	56
12.6	Successors and Assigns	57
12.7	Notice	57
12.8	Counterparts; Facsimile Signatures	58
12.9	Governing Law	58
12.10	Jurisdiction	58
12.11	Interpretation	58

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT  (this “Agreement”) is made and entered into this 14th day of July, 2011, by and among (i) WARWICK VALLEY NETWORKS, INC., a New York corporation (“Buyer”); (ii) WARWICK VALLEY TELEPHONE COMPANY, a New York corporation and the sole shareholder of Buyer (“Buyer Parent”); and (iii) ALTEVA, LLC, a New Jersey limited liability company (“Seller”).  Buyer and Buyer Parent are sometimes referred to herein individually as a “Buyer Party” and collectively as the “Buyer Parties.” Buyer, Buyer Parent, and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller desires to sell, and Buyer desires to purchase, substantially all of the assets of Seller that are used or held for use in connection with Seller’s business of providing communications products and services (the “Business”), upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I

Definitions.

1.1           Definitions.  The following terms shall have the meanings ascribed to such terms in this Section 1.1.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means (a) the possession, directly or indirectly, of the power to vote more that 50% of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse and (b) the members of the immediate family (including parents, and minor children) of the individual or of the individual’s spouse (intentionally excluding siblings and adult children).

“Business Day” means a day other than a Saturday, a Sunday or a day on which commercial banks are authorized or required to be closed in the State of New York.

“Closing” means the consummation of the transactions contemplated herein in accordance with Article IV.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Working Capital” means the value, as of the Closing, of the portion of the Purchased Assets which would be identified current assets (including, without limitation, all unbilled amounts due from customers as of the Closing and all transferable prepaid assets and Customer Deposits properly identified as current assets), less the aggregate amount of current liabilities (including, without limitation, the Assumed Payables and Customer Deposits) included in the Assumed Liabilities, all as determined in accordance with GAAP and in accordance with the terms and conditions of, and subject to the adjustments described in, Section 3.4.

“COBRA” means health care continuation coverage required to be provided under Section 4980B of the Code and Sections 601-608 of ERISA or similar state laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement between Buyer Parent and Seller dated November 3, 2010, as amended.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease or license, whether written or oral, which pertains to such Person or any material assets of such Person.

“Customer Deposits” means all customer deposits and prepayments received by Seller prior to the Closing for (i) license or maintenance fees for periods after the Closing Date, or (ii) services that will be performed or products that will be provided by Buyer after the Closing as part of the Assumed Liabilities.

“Debt” means, with respect to any Person at any date, all indebtedness of such Person and its Subsidiaries (whether secured or unsecured), including without limitation: (a) all obligations for borrowed money (whether current or non-current, short-term or long-term), including, without limitation, notes, loans, lines of credit, bonds, debentures, obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person and its Subsidiaries, and all associated Liabilities, (b) the outstanding indebtedness with respect to all equipment lease Contractual Obligations (capitalized or otherwise); (c) any payment obligations (whether or not contingent) with respect to acquisitions of assets or businesses in whatever form (including obligations with respect to non-compete, consulting or other arrangements), (d) all obligations with respect to the factoring and discounting of accounts receivable, (e) all obligations arising from cash/book overdrafts or negative cash balances, (f) all accrued but unpaid franchise, income, sales and excise Tax Liabilities, (g) all Liabilities secured by an Encumbrance on any property or asset owned by such Person or its Subsidiary, (h) all guarantees, including, without limitation, guaranties of payment, collection and performance, (i) all Liabilities for the deferred purchase price of property or services (including accounts payable and liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (j) all Liabilities relating to unfunded, vested benefits under any Employee Plan; and (k) all accrued interest, prepayment premiums and penalties related to any of the foregoing; provided that the amount of any of the foregoing obligations at any date shall be the outstanding balance or accrued value at such date, assuming the maximum Liability of any contingent obligations at such date.

“Earn-Out Calculation Date” means each of (i) the first anniversary of the Closing Date and (ii) the second anniversary of the Closing Date; provided, however, that if legislation has not been enacted, on or before December 31, 2012, that would result in the United States tax rate on long term capital gains remaining at 15% (or lower) for 2013, the second Earn-Out Calculation Date shall be November 30, 2012, and not the second anniversary of the Closing Date.

“Earn-Out EBITDA” means, as of an Earn-Out Calculation Date, the cumulative aggregate earnings deriving from Buyer’s conduct of the Business during the Earn-Out Period through such Earn-Out Calculation Date, before interest, taxes, depreciation and amortization, non-recurring or extraordinary gains or charges (including any gain or loss from the sale or disposition of assets outside the ordinary course of business), as all such items are determined in accordance with GAAP, if applicable, and as determined in accordance with the provisions of Section 3.5.

“Earn-Out Period” means the two year (or shorter) period beginning on the Closing Date and ending on the second Earn-Out Calculation Date.

 “Earn-Out Revenue” means, as of an Earn-Out Calculation Date, the cumulative aggregate gross revenues deriving from Buyer’s conduct of the Business during the Earn-Out Period through such Earn-Out Calculation Date, as determined in accordance with GAAP and the provisions of Section 3.5.

“Employee Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, profit sharing or similar equity-based plan or agreement, or (d) any other deferred-compensation, retirement, severance, retention, employee benefit, change-in-control, leave, vacation, welfare-benefit, bonus, incentive, fringe-benefit or employment plan, program, agreement or arrangement.

“Encumbrance” means any lien, license to a third party, option, warrant, pledge, security interest, mortgage, right of way, easement, encroachment, community property interest, right of first offer or first refusal, buy/sell agreement or any other material restriction or covenant with respect to, or material condition governing the use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other material attribute of ownership.

“Environmental Law” means all Laws relating to the environment, natural resources, pollutants, contaminants, wastes, chemicals or public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste, (b) air and water pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of toxic or hazardous substances or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety and (h) the protection of wild life, marine sanctuaries and wetlands, including all endangered and threatened species, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601 et seq., the Hazardous Substances Transportation Act, 49 U.S.C. Sec. 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq., the Clean Water Act, 33 U.S.C. Sec. 1251 et seq., the Clean Air Act, 42 U.S.C. Sec. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. Sec. 2701 et seq., and the regulations promulgated pursuant thereto, and all analogous state and local statutes and laws.

“ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with Seller, as defined in Section 414 of the Code.

“Escrow Agent” means Sherman Silverstein, or any successor escrow agent appointed pursuant to the terms of the Escrow Agreement.

“Escrow Amount” means $4,000,000 less the Closing Date Lease Payment Amount.

“Escrow Release Date” means the date that is 120 days after the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the United States Federal Communications Commission.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants in effect on the date or period at issue, consistently maintained and applied throughout the periods referenced.

“Governmental Authority” means any domestic or foreign federal, state or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including without limitation, any bond, certificate of authority, accreditation, qualification, license, franchise, permit, order, registration, variance or privilege.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law.

“Independent Accountant” means EisnerAmper LLP, independent certified public accountants.

“Key Employee(s)” means each of David Cuthbert, Louis Hayner and Mardoqueo Marquez.

“Key Principal(s)” means and refers to the Key Employees and William Bumbernick.

 “Knowledge” means, with respect to a Person, (i) the actual knowledge of such Person, and (ii) any information which the Person would be reasonably expected to obtain after conducting a reasonable investigation of the employees directly reporting to such Person concerning the matter at issue.  When used with respect to Seller, Knowledge means the Knowledge of each of the Key Principals.  When used with respect to any Buyer Party, Knowledge means the Knowledge of each of the executive officers of such Buyer Party.

“Law” means any foreign, federal, state or local law, statute, ordinance, common law ruling or regulation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, including, without limitation, any Telecomm Laws.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due.

“Material Adverse Effect” means any event, circumstance, change, occurrence or development, that (a) is materially adverse to, or could reasonably be expected to result in a material adverse effect on or a material adverse change in, the Business, Purchased Assets, properties, Liabilities, condition (financial or otherwise) or results of operations of Seller, or (b) prevents or materially delays or impairs the ability of Seller to perform any of its obligations under this Agreement or any other Transaction Document in a timely manner or to consummate the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that no change or effect will be deemed to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (a) a general deterioration in the United States economy or in the industries in which the Business operates, (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism, (c) the disclosure of the fact that Buyer is the prospective acquirer of the Business, (d) the announcement or pendency of the transactions contemplated hereby, (e) any change in accounting requirements or principles imposed upon the Business or any change in applicable laws, rules or regulations or the interpretation thereof, or (f) compliance with the terms of, or the taking of any action required by or permitted by, this Agreement.  References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of materiality or of a Material Adverse Effect.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices in frequency and amount of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization, certificate of limited partnership and any joint venture, limited liability company, operating, voting or partnership agreement, by-laws, or similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Buyer Parent.

“Permitted Liens” means (i) Encumbrances for Taxes not yet due and payable; (ii) Encumbrances that secure only Assumed Liabilities or that constitute Assumed Liabilities; and (iii) any recorded easement, covenant, zoning or other restriction on the Leased Premises that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value or marketability of title of the property subject thereto; (iv) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due, (v) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Law, and (vi) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that payment thereof is not in arrears or otherwise due.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Proceeding” means any litigation, action, suit, mediation, arbitration, assessment, investigation, hearing, grievance or similar proceeding (in each case, whether civil, criminal, administrative or investigative) initiated, commenced, conducted, heard, or pending by or before any Governmental Authority, arbitrator or mediator.

“PSC Approval” means, collectively, any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of the New York Public Service Commission and the New Jersey Board of Public Utilities for the issuance and use of Parent Common Stock as contemplated in Section 3.2(c).

“Securities Act” means the Securities Act of 1933, as amended.

“State PUC” means any state or local public service commission or similar state or local Governmental Authority that has authority over Seller.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests in such entity, or of which such Person is a general partner, manager or managing member.

“Tax” or “Taxes” means any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, service, recording, import, export, estimated or other tax, fee or assessment of any kind whatsoever, including the Federal Universal Service Fund and other charges levied by the FCC, any State PUC or any public or private entity performing similar functions, whether computed on a separate, consolidated, unitary, combined or any other basis, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Telecom Laws” means: (a) the Communications Act of 1934, as amended (including by the Telecommunications Act of 1996, as amended); (b) any state or local laws that govern the provision of telecommunications services; and (c) any applicable rules, regulations or policies administered or promulgated by the FCC or any State PUC with respect to the provision of telecommunications services.

“Transaction Documents” means this Agreement, the Lock-Up Agreement, the Employment Agreements, the Consulting Agreement, the Assumption Agreement, the Closing Statement, the Escrow Agreement, the General Assignment and Bill of Sale and all other written agreements, documents and certificates listed as closing deliveries in Article VIII or Article IX, that are executed and delivered at Closing.

“Treasury Regulations” means the final and temporary regulations of the U.S. Department of the Treasury promulgated under the Code.

1.2  Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Accrued Vacation Credit	Section 7.7(b)

Acquisition Proposal	Section 7.5

Additional Consideration	Section 3.5

Agreement	Preamble

Allocation Schedule	Section 3.3

Alternate Cash Payment	Section 3.2(d)

Assigned Contracts	Section 2.3(a)(i)

Assumed Capital Lease Obligations	Section 2.3(a)(ii)

Assumed Liabilities	Section 2.3(a)

Assumed Payables	Section 2.3(a)(iii)

Assumption Agreement	Section 2.3(a)

Business	Recitals

Business Employees	Section 7.7(b)

Buyer	Preamble

Buyer Indemnitee	Section 11.2

Buyer Party	Preamble

Buyer Parent	Preamble

Buyer Required Consents and Authorizations	Section 6.2(b)

Charges	Section 7.12

Claim	Section 11.4(a)

Closing Date Deadline	Section 10.1(e)

Closing Date Lease Payment Amount	Section 2.3(c)

Closing Date Working Capital Statement	Section 3.4(a)

Closing Statement	Section 3.2(a)

Collection Period	Section 7.15

Company Benefit Plan	Section 5.14(a)

Company Data	Section 5.24(a)

Company Telecom Permits	Section 5.22(b)

Consulting Agreement	Section 7.7(a)

Customer Data	Section 5.24(a)

Customer List	Section 5.18

Deemed Acceptance	Section 11.4(a)

Designated Expenses	Section 3.5(c)

Disclosure Schedule	Article V

Dispute Notice	Section 11.4(a)

Employment Agreements	Section 7.7(a)

Employment Termination Date	Section 3.5(g)

Escrow Agreement	Section 3.2(d)

Exchange Act	Section 3.5(h)

Excluded Assets	Section 2.2

Excluded Liabilities	Section 2.3(b)

Existing Lease Assignments	Section 8.8(b)

Existing Leases	Section 5.6(b)

Final Resolution	Section 11.6

Financial Statements	Section 5.3(a)

Guaranteed Capital Leases	Section 2.3(c)

Holdback Amount	Section 3.2(b)

Holdback Period	Section 3.6

Indemnified Party	Section 11.4(a)

Indemnifying Party	Section 11.4(a)

Insurance Policy	Section 5.8

Interim Balance Sheet	Section 5.3(a)

Issue Date Price Per Share	Section 3.2(c)

Large Customer	Section 5.18

Leased Premises	Section 5.6(b)

Lock-Up Agreement	Section 3.2(c)

Losses	Section 11.2

Material Consents and Authorizations	Section 8.6

Minimum Claim Threshold	Section 11.5(a)

Minimum Cumulative EBITDA Amount	Section 3.5(b)

Minimum Cumulative Revenue Amount	Section 3.5(a)

Parent SEC Documents	Section 6.6

Parent Shares	Section 3.2(c)

Party	Preamble

Pre-Closing Activities	Section 7.1(b)

Pre-Sale Month End Date	Section 3.5(h)

Projections	Section 3.5(c)

Purchase Price	Section 3.1

Purchase Price Reduction Amount	Section 3.4(c)

Purchased Assets	Section 2.1

Representation and Warranty Insurance	Section 7.13

Representation Claim	Section 11.5(a)

Restricted Period	Section 7.14(b)

Restricted Persons	Section 7.14

Rule	Section 5.25

Sale Event	Section 3.5(h)

SEC	Section 6.6

Seller	Preamble

Seller Governmental Authorizations	Section 5.9(a)

Seller Indemnitee	Section 11.3

Seller Required Consents and Authorizations	Section 5.2(c)

Special Representations	Section 11.1

Target Working Capital	Section 3.4(c)

Tax Benefit	Section 11.5(d)

Territory	Section 7.14

Third Party Claim	Section 11.4(b)

Threshold	Section 11.5(a)

True-Up Credit	Section 7.16

Uncollected Receivables	Section 7.15

USAC	Section 2.2

WARN Act	Section 2.3(b)(ix)

ARTICLE II

Sale and Transfer of Assets.

2.1           Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, free and clear of all Encumbrances other than Permitted Liens, all of Seller’s right, title and interest in and to all of the assets and properties of Seller used or held for use in connection with the Business, real, personal and mixed, tangible and intangible, of every kid and description, wherever located, other than the Excluded Assets (collectively referred to herein as the “Purchased Assets”), including without limitation, all right, title and interest of Seller in, to and under:

(a)           all of Seller’s tangible personal property, including computer hardware, office and other equipment, accessories, machinery, furniture, fixtures, and vehicles, including without limitation those described in Schedule 2.1(a);

(b)           all inventory and supplies maintained by Seller in connection with the Business, including such inventory and supplies listed on Schedule 2.1(b) attached hereto (as updated in a schedule provided with the final Closing Date Working Capital Statement);

(c)           all Governmental Authorizations necessary for or incident to the operation of the Business, to the extent assignable;

(d)           all of Seller’s rights under the Assigned Contracts;

(e)           all cash, bank deposits and cash equivalents of Seller, and all Customer Deposits, accounts receivable and notes receivable of Seller arising prior to the Closing Date;

(f)           all of Seller’s interest in and to (i) all patents, applications for patents, copyrights, license agreements, assumed names, trade names, trademark and/or service mark registrations, applications for trademark and/or service mark registrations, trademarks and service marks of Seller, as more particularly described in Schedule 2.1(f), and all variants thereof, including all of Seller’s rights to use the name “Alteva” to the exclusion of Seller; (ii) all of Seller’s interest in and to all of Seller’s customer base, and the right to do business with such customers, including and all of Seller’s rights in and to customer information, customer records, customer lists (including the Customer List), and candidate/prospect lists; (iii) all telephone numbers, fax numbers, telephone directory advertising, web sites, domain names, domain leases, and e-mail addresses used or held for use in the Business, all as identified on Schedule 2.1(f); (iv) all of Seller’s other proprietary information, including trade secrets, know-how, product designs and specifications, operating data and other information pertaining to the Business; and (v) the goodwill associated with the foregoing and the Business;

(g)           all of Seller’s business and operational records relating to the Business, including employee and personnel records (to the extent permitted under applicable Law), office and sales records, books of account, information relating to Seller’s intellectual property rights and the use thereof, blueprints, marketing strategies, business plans, studies, inventory lists and records, machinery and equipment records, mailing lists, sales and purchasing materials, quality control records and procedures, quotations, purchase orders, correspondence, sales brochures, advertising materials, samples and display materials (but expressly excluding Seller’s membership interest records, company minute books, bank account records and tax returns);

(h)           all claims of Seller against third parties relating exclusively to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(i)           all rights of Seller relating to deposits and prepaid expenses relating to the Business, to the extent reflected in the Closing Date Working Capital Statement;

(j)           the leases and subleases of real property (together with any options to purchase the underlying property and leasehold improvements thereon, and in each case all other leasehold interests, rights, subleases, licenses, permits, deposits and profits appurtenant to or related to such leases and subleases) listed on Schedule 2.1(j) (each of which shall constitute an Assigned Contract); and

(k)           all warranties (express and implied) that continue in effect with respect to any Purchased Asset, to the extent assignable; and

(l)           all other assets of Seller, not described above, which are either (1) reflected on the Financial Statements and not disposed of by Seller in the Ordinary Course of Business between the date of the most recent Financial Statement and the Closing Date, or (2) acquired by Seller in the Ordinary Course of Business between the date of the most recent Financial Statement and the Closing Date.

2.2           Excluded Assets.  Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include any of the right, title or interest of Seller in, to and under the following (herein referred to as the “Excluded Assets”):  (a) Seller’s minute books, membership interest books and other limited liability company records having to do with the organization and capitalization of Seller; (b) the Employee Plans; (c) the consideration delivered to Seller by Buyer pursuant to this Agreement; (d) all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment which do not relate specifically to the Purchased Assets; (e) all rights in and with respect to insurance policies of Seller, except for any proceeds of such insurance and claims therefor relating to the Purchased Assets; (f) all tax refunds attributable to the operations of Seller, including refunds on account of reports filed with, and payments made to, the Universal Service Administrative Company (“USAC”); and (g) the assets listed on Schedule 2.2 attached hereto.

2.3           Liabilities.

(a)           Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to perform, pursuant to an assignment and assumption agreement in a form mutually acceptable to Buyer and Seller (the “Assumption Agreement”), only the following (collectively, the “Assumed Liabilities”):

(i)           the Liabilities of Seller under the Contractual Obligations identified on Schedule 2.3(a) (collectively, the “Assigned Contracts”) arising in the Ordinary Course of Business after the Closing Date (including, without limitation, any Liabilities relating to the Customer Deposits identified on Schedule 2.3(a) (as updated in a schedule provided with the final Closing Date Working Capital Statement) and relating to the Assigned Contracts), but excluding any Liability to the extent arising out of or relating to a breach, violation, default or failure to perform by Seller that occurred prior to the Closing Date;

(ii)           the Debt of Seller under the capital leases agreements included in the Assigned Contracts, as specifically identified as such on Schedule 2.3(a), as updated at Closing, if necessary, to add any capital lease agreements entered into, with Buyer’s written approval in accordance with Section 7.3, after the date of this Agreement but prior to the Closing Date (the “Assumed Capital Lease Obligations”), but excluding any Liability to the extent arising out of or relating to a breach, violation, default or failure to perform by Seller that occurred prior to the Closing Date; and

(iii)           any trade account payable (other than a trade account payable to any member or any Affiliate of Seller or any member of Seller) incurred by Seller in the Ordinary Course of Business and (A) reflected on the Interim Balance Sheet or (B) incurred after the date of  the Interim Balance Sheet and prior to the Closing Date, that remains unpaid at and is not delinquent as of the Closing Date, as set forth  in a schedule provided with the final Closing Date Working Capital Statement, as adjusted pursuant to Section 3.4 (collectively, the “Assumed Payables”).

(b)           Except as contemplated by Section 2.3(a) and as expressly set forth in the Assumption Agreement, Buyer shall not assume, nor shall it agree to pay, perform or discharge, any Liability of Seller or any Affiliate of Seller, whether or not arising from or relating to the conduct of the Business and whether absolute, contingent, accrued, known or unknown (the “Excluded Liabilities”).  Without limiting the generality of the prior sentence, Excluded Liabilities shall include, without limitation:

(i)           except as set forth in Section 12.1 hereof, any Liability to pay any Taxes of Seller or any of its Affiliates, regardless of whether arising in connection with the consummation of the transactions contemplated hereby or otherwise;

(ii)           any Liability of Seller or its Affiliates for performance under the Transaction Documents;

(iii)           any Liability under any Assigned Contract to the extent arising and relating to a period  prior to the Closing Date or to the extent relating to any breach, violation, default or failure to perform by Seller that occurred prior to the Closing Date;

(iv)           any Liability (other than the Assumed Liabilities) otherwise relating to the Purchased Assets to the extent arising  and related to a period prior to the Closing Date;

(v)           any Liability relating to any Debt of Seller or its Affiliates (except for Debt of Seller under any Assumed Capital Lease Obligation specifically assumed under Section 2.3(a));

(vi)           any Liability of Seller with respect to any Proceeding;

(vii)           any Liability relating to the Excluded Assets;

(viii)           any Liability of Seller, any Affiliate or any ERISA Affiliate of either of them under any Employee Plan, provided, however, that Buyer acknowledges that Buyer will be responsible for offering COBRA continuation coverage to any “M&A qualified beneficiaries” who become entitled to COBRA continuation coverage as a result of the transactions contemplated by this Agreement, in accordance with Section 54.4980B-9 of the Treasury Regulations;

(ix)           any Liability arising out of or relating to Seller’s termination of Seller’s employees, either prior to or following the Closing Date, including but not limited to any Liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar Law, and including any contractual claims for severance or similar obligations;

(x)           any Liability for any failure to comply with any Telecom Law;

(xi)           any Liability for any Federal Universal Service Fund contribution obligations for any period prior to the Closing Date; and

(xii)           any other Liability of Seller or its Affiliates that is not an Assumed Liability.

(c)           Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall (i) pay in full or (ii) otherwise arrange for the release of all personal guaranties of Seller’s Key Principals’ (and their respective spouses) with respect to, all Assumed Capital Lease Obligations guaranteed by any of the Key Principals or their respective spouses (the “Guaranteed Capital Leases”), which Guaranteed Capital Leases are identified as such on Schedule 2.3(a).  As used in this Agreement, “Closing Date Lease Payment Amount” means the aggregate amount that Buyer pays at Closing for purposes of paying in full, or obtaining any such release of guaranty under, the Guaranteed Capital Leases pursuant to this Section 2.3(c).

ARTICLE III

Purchase Price.

3.1           The Purchase Price.  The aggregate purchase price to be paid by Buyer for the Purchased Assets (the “Purchase Price”) shall be an amount equal to the sum of (a) $15,000,000, plus (b) the assumption of the Assumed Liabilities, plus (c) the Additional Consideration, if any, to be paid pursuant to Section 3.5.  Buyer Parent hereby guarantees, as surety, the full and timely payment, when due, of the Purchase Price, to the fullest and same extent as if Buyer Parent was a primary co-obligor with respect to such obligations.

3.2           Payment of the Purchase Price.  The Purchase Price shall be paid as follows:

(a)           At the Closing, Buyer shall pay to Seller by wire transfer of immediately available funds to an account designated in writing by Seller prior to the Closing Date an amount equal to (i) 11,000,000, less (ii) the Holdback Amount, less (iii) the amount that Seller is required to pay to Buyer, pursuant to Section 7.13, with respect to the Representation and Warranty Insurance, less  (iv) the outstanding balance of any Debt of Seller as of the Closing Date that is secured by any Encumbrances on the Purchased Assets (other than the Assumed Capital Leases), which amount shall be paid off at Closing by Buyer on behalf of Seller.  All closing payments shall be reflected on a closing statement to be executed by the Parties at Closing (the “Closing Statement”).

(b)           As security against any claims by Buyer for the working capital adjustments set forth in Section 3.4, at the Closing, Buyer shall withhold from the Purchase Price and hold, pursuant to Section 3.6, the sum of $750,000 (the “Holdback Amount”).

(c)            Subject to the receipt of the Lock-Up Agreement duly executed by Seller (and subject to the provisions of Section 3.2(d)), within five business days after receipt of the PSC Approval (or, if PSC Approval is received prior to Closing, at the Closing), Buyer shall deliver to Seller, in the form of stock certificates representing Parent Common Stock issued in the name of Seller, the number of shares of Parent Common Stock (the “Parent Shares”) equal to the greater of (i) the quotient obtained by dividing (A) $4,000,000 by (B) $14.68,  and (ii) the quotient obtained by dividing (A) $3,200,000 by (B) the Issue Date Price Per Share.  As used in this Agreement, the “Issue Date Price Per Share” shall mean the per share price equal to the average of the closing prices of Parent Common Stock reported on the Nasdaq Stock Market for the 30 trading days immediately prior to the date the Parent Shares are issued and delivered to Seller pursuant to this Section 3.2(c) but excluding the three trading days prior to and after the record date, and the record date, for any cash dividend declared by Buyer Parent on the Parent Common Stock.  As a condition to, and prior to, the issuance of Parent Shares to Seller, Seller and Buyer Parent shall execute and deliver a Lock-Up and Put Agreement, in substantially the form attached hereto as Exhibit 3.2(c) (the “Lock-Up Agreement”).  Seller shall hold the Parent Shares subject to, and in accordance with the terms and conditions of, the Lock-Up Agreement.

(d)           Notwithstanding the provisions of Section 3.2(c), if Buyer has not received the PSC Approval on or before the Escrow Release Date, then Buyer shall pay to Seller, in lieu of the Parent Shares, cash or immediately available funds in the amount of $4,000,000 (the “Alternate Cash Payment”), which Alternate Cash Payment shall be paid by (i) the Escrow Agent delivering to Seller the Escrow Amount, plus any interest earned thereon, pursuant to the terms and conditions of an Escrow Agreement in substantially the form attached hereto as Exhibit 3.2(d), that Seller, Buyer and Escrow Agent shall enter into at the Closing (the “Escrow Agreement”); and (ii) Buyer delivering to Seller, in immediately available funds, the balance of the Alternate Cash Payment.  Upon delivery of the Alternate Cash Payment to Seller pursuant to this Section 3.2(d) and the Escrow Agreement, Buyer and Buyer Parent shall have no further obligation to deliver the Parent Shares to Seller.  At the Closing, as security for the potential payment of the Alternate Cash Payment, Buyer shall deliver to the Escrow Agent, in cash or immediately available funds, the Escrow Amount, which Escrow Agent shall hold and distribute in accordance with the terms of the Escrow Agreement.

3.3            Allocation of Purchase Price.  The Parties agree to the allocation of the Purchase Price among the Purchased Assets as indicated on Schedule 3.3 attached hereto for tax reporting purposes (the “Allocation Schedule”).  If the Purchase Price is adjusted or increased pursuant to Section 3.4 or Section 3.5 of if an indemnification payment is made pursuant to the provisions of this Agreement, then Buyer shall adjust the Allocation Schedule to reflect such adjustment or payment in accordance with the nature of each such adjustment or payment and in a manner consistent with Code Section 1060 and the Treasury Regulations thereunder and shall deliver the Allocation Schedule as so revised to Seller.  Any adjustment(s) to the Allocation Schedule shall be final unless Seller objects in writing within 30 days of the delivery of the notification of any adjustment(s) to the Allocation Schedule.  In the event of an objection, Buyer and Seller shall work cooperatively to reach mutual agreement on any adjustment(s) to the Allocation Schedule.  Seller and Buyer and their respective Affiliates shall report, act and file all Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with the Allocation Schedule (as such Allocation Schedule may be adjusted pursuant to this Section 3.3).  No Party shall take any position in any Tax matter (whether in audit, Tax Returns, or otherwise with any Governmental Authority) that is inconsistent with such allocation unless required to do so by applicable Law.

3.4           Working Capital Adjustment.  The Purchase Price shall be adjusted in accordance with the following procedures:

(a)           Buyer shall cause WithumSmith+Brown, PC to prepare, after completion of the Collection Period but within 145 days following the Closing Date, a statement of Closing Date Working Capital as at the Closing Date, together with a written report setting forth its determination of the adjustment, if any, to the Purchase Price in accordance with this Section 3.4 (collectively, the “Closing Date Working Capital Statement”).  The Closing Date Working Capital Statement shall be prepared in accordance with GAAP and in a manner consistent with Seller’s preparation of the Financial Statements and Seller’s application of GAAP in connection with such preparation.  Buyer shall pay the fees and expenses of WithumSmith+Brown, PC in preparing the Closing Date Working Capital Statement.  The Parties agree that, for purposes of calculating the Closing Date Working Capital, (i) the value of Seller’s inventory, if any, shall be determined based on a physical inventory conducted by Buyer and Seller as of a date reasonably proximate to the Closing Date, as determined by Buyer and Seller; (ii) in lieu of any other reserve for doubtful accounts that would otherwise be set forth in the Closing Date Working Capital Statement, all Uncollected Receivables shall be excluded from the Closing Date Working Capital (unless any such Uncollected Receivables are collected by Buyer prior to the final determination of the Closing Date Working Capital Statement, in which case the amount so collected shall be included in Closing Date Working Capital); (iii) the amount of the Assumed Payables shall include accounts payable or other Liabilities of Seller accrued prior to and properly payable as of Closing that Buyer pays or otherwise satisfies, whether or not such accounts payable or Liabilities are identified on Schedule 2.3(a); and (iv) no portion of the Assumed Capital Lease Obligations shall be included as a current Liability on the Closing Date Working Capital Statement.

(b)           Within 30 days after receipt of the Closing Date Working Capital Statement, provided that Seller shall received from Buyer and its accountants all information, books and records reasonably requested Seller in order to review and assess the Closing Date Working Capital Statement, Seller shall submit to Buyer, Seller’s written exceptions thereto.  If no such written exceptions are so delivered to Buyer within such 30 day period, then the determination by WithumSmith+Brown, PC of the Closing Date Working Capital and the adjustment, if any, to the Purchase Price set forth in the Closing Date Working Capital Statement shall be final and binding upon the Parties for all purposes.  However, if written exceptions to the Closing Date Working Capital Statement are so delivered to Buyer, and such exceptions are not resolved by mutual agreement between Buyer and Seller within 30 days after receipt thereof by Buyer, then the differences between them shall be arbitrated by the Independent Accountant, whose decision shall be final and binding on the Parties for all purposes.  The expenses of the Independent Accountant in connection with such arbitration shall be borne by Buyer and Seller in proportion to the manner by which the amount that is subject to such arbitration is determined in favor of, or adversely to, each Party.  Buyer and Seller shall each bear all expenses of their respective certified public accountants.

(c)           If, on the basis of the Closing Date Working Capital Statement (as adjusted and as finally determined in accordance with the above-described procedures), the Closing Date Working Capital is less than $55,000 (the “Target Working Capital”), the Purchase Price (and the Holdback Amount) shall be reduced on a dollar-for-dollar basis by an amount equal to the difference between the Target Working Capital and the Closing Date Working Capital (the “Purchase Price Reduction Amount”).  Buyer shall have the right to retain (and shall have no obligation to pay to Seller), the portion of the Holdback Amount equal to the Purchase Price Reduction Amount and, if the Purchase Price Reduction Amount exceeds the Holdback Amount, Seller shall pay the amount of such excess to Buyer within five days after the final determination of the Closing Date Working Capital Statement.  If, on the basis of the Closing Date Working Capital Statement (as adjusted and as finally determined in accordance with the above-described procedures), the Closing Date Working Capital is greater than the Target Working Capital, the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to the difference between the Closing Date Working Capital and the Target Working Capital, and Buyer shall pay such amount to Seller within five days after the final determination of the Closing Date Working Capital Statement.  Any adjustment pursuant to this Section 3.4 shall be paid in immediately available funds, and shall result in a corresponding adjustment to the allocation of the Purchase Price set forth on the Allocation Schedule, in accordance with Section 3.3.

3.5           Calculation of Additional Consideration.  Buyer shall pay to Seller additional consideration for the Purchased Assets (“Additional Consideration”) in the aggregate amount of up to $2,000,000, subject to, and in accordance with the terms and conditions of, this Section 3.5 and Schedule 3.5:

(a)           If the Earn-Out Revenue as of an Earn-Out Calculation Date equals or exceeds an amount equal 10% of the applicable “Cumulative Revenue Target”, as determined pursuant to Schedule 3.5, as of such Earn-Out Calculation Date (in each case, the “Minimum Cumulative Revenue Amount”), then Seller shall be entitled to Additional Consideration as of such Earn-Out Calculation Date, in the amount determined in accordance with Schedule 3.5; provided, however, that the maximum amount of Additional Consideration payable as of the first Earn-Out Calculation Date and based on the Earn-Out Revenue shall be $1,000,000, and the maximum amount of Additional Consideration payable as of the second Earn-Out Calculation Date and based on the Earn-Out Revenue shall be $500,000.  Notwithstanding anything in this Agreement to the contrary, if, as of either Earn-Out Calculation Date, the Earn-Out Revenue is less than the applicable Minimum Cumulative Revenue Amount, then Seller shall not be entitled to, and Buyer shall have no obligation to pay, any Additional Consideration with respect to the Earn-Out Revenue as of such Earn-Out Calculation Date.

(b)           If the Earn-Out EBITDA as of an Earn-Out Calculation Date equals or exceeds an amount equal to 10% of the applicable “Cumulative EBITDA Target”, as determined pursuant to Schedule 3.5, as of such Earn-Out Calculation Date (in each case, the “Minimum Cumulative EBITDA Amount”), then Seller shall be entitled to Additional Consideration as of such Earn-Out Calculation Date, in the amount determined in accordance with Schedule 3.5; provided, however, that the maximum amount of Additional Consideration payable as of the first Earn-Out Calculation Date and based on the Earn-Out EBITDA shall be $333,000, and the maximum amount of Additional Consideration payable as of the second Earn-Out Calculation Date and based on the Earn-Out EBITDA shall be $167,000.  Notwithstanding anything in this Agreement to the contrary, if, as of either Earn-Out Calculation Date, the Earn-Out EBITDA is less than the applicable Minimum Cumulative EBITDA Amount, then Seller shall not be entitled to, and Buyer shall have no obligation to pay, any Additional Consideration with respect to the Earn-Out EBITDA as of such Earn-Out Calculation Date.

(c)           The Earn-Out Revenue and Earn-Out EBITDA as of each Earn-Out Calculation Date, and the corresponding amount, if any, of Additional Consideration shall be determined based on Buyer’s internally-prepared financial statements as of each Earn-Out Calculation Date, prepared in accordance with GAAP applied consistently with Seller’s past practices and with Schedule 3.5 and this Section 3.5(c).  Buyer and Seller agree that, in calculating Earn-Out EBITDA as of any Earn-Out Calculation Date, such calculation shall  include only the expense categories of the type (the “Designated Expenses”) included in the projections used in calculating the “Cumulative EBITDA Targets”, as set forth in Schedule 3.5 (the “Projections”), and that the amount of each such Designated Expense used in calculating the Earn-Out EBITDA as of either Earn-Out Calculation Date shall be equal to the lesser of (i) the cumulative maximum amount forecasted for such Designated Expense through such Earn-Out Calculation Date, as set forth in the Projections, provided, however, that with respect to Designated Expenses included within “Costs of Goods Sold” in the Projections, the maximum amounts forecasted for such Designated Expenses in the Projections shall be increased pro rata to reflect revenues in excess of those forecasted in the Projections for the corresponding period, and (ii) the actual amount of such Designated Expense incurred through the Earn-Out Calculation Date.

(d)           Except as otherwise provided in Section 3.5(f), within 30 days after each Earn-Out Calculation Date, Buyer shall deliver to Seller a written calculation of the Earn-Out Revenue and Earn-Out EBITDA through and as of such Earn-Out Calculation Date, together with payment of the Additional Consideration, if any, due based on such Earn-Out Revenue and Earn-Out EBITDA.  Except as otherwise provided in Section 3.5(f), within 30 days after receipt of Buyer’s calculation of the Earn-Out Revenue, Earn-Out EBITDA and Additional Consideration, provided that Seller shall have received from Buyer all information, books and records reasonably requested by Seller in order to review and assess such calculations, Seller shall submit to Buyer, Seller’s written exceptions thereto.  Except as otherwise provided in Section 3.5(f), if no such written exceptions are so delivered to Buyer within such 30-day period, then the determination by Buyer of the Earn-Out Revenue, Earn-Out EBITDA and Additional Consideration, if any, shall be final and binding upon the Parties for all purposes.  However, if written exceptions to Buyer’s calculations are so delivered to Buyer, and such exceptions are not resolved by mutual agreement between Buyer and Seller within 30 days after receipt thereof by Buyer, then the differences between them shall be arbitrated by the Independent Accountant, whose decision shall be final and binding on the Parties for all purposes.  The expenses of the Independent Accountant in connection with such arbitration shall be borne by Buyer and Seller in proportion to the manner by which the amount that is subject to such arbitration is determined in favor of, or adversely to, each party.  Buyer and Seller shall each bear all expenses of their respective certified public accountants

(e)           Within 15 days after the final determination of the Earn-Out Revenue and Earn-Out EBITDA pursuant to Section 3.5(d), Buyer shall pay to Seller the amount, if any, by which the Additional Consideration due based on such the Earn-Out Revenue and Earn-Out EBITDA exceeds the amount, if any, paid by Buyer pursuant to Section 3.5(d) at the time it delivered its initial calculations.

(f)           Notwithstanding anything in this Agreement to the contrary, Buyer and Seller agree that if legislation has not been enacted, on or before December 31, 2012, that would result in the United States tax rate on long term capital gains remaining at 15% (or lower) for 2013 and, as a result, the second Earn-Out Calculation Date is November 30, 2012, then (i) Buyer shall deliver its initial calculation of the Earn-Out Revenue, Earn-Out EBITDA and Additional Consideration, if any, as of such Earn-Out Calculation Date to Seller, in accordance with Section 3.5(d), on or before December 15, 2012 (rather than during the 30-day period provided for in Section 3.5(d)), (ii) Seller shall deliver any written exceptions to such calculations, pursuant to Section 3.5(d), on or before December 30, 2012 (rather than during the 30-day period provided for in Section 3.5(d)); (iii) Buyer shall pay to Seller the undisputed amount, if any, of such Additional Consideration on or before December 31, 2012; and (iv) if any portion of the Additional Consideration as of such Earn-Out Date remains subject to dispute after such payment, any remaining Additional Consideration shall be paid, pursuant to Section 3.5(e), following the final determination of Earn-Out Revenue and Earn-Out EBITDA pursuant to Section 3.5(d).  Notwithstanding anything in this Section 3.5(f) to the contrary, if legislation is enacted after November 30, 2012 but on or before December 31, 2012, that would result in the United States tax rate on long term capital gains remaining at 15% (or lower) for 2012, then the second Earn-Out Calculation Date shall remain the second anniversary of the Closing Date, notwithstanding any prior calculations of the Earn-Out Revenue and Earn-Out EBITDA as of November 30, 2012, and any such calculations as of November 30, 2012 shall be disregarded and of no force and effect.

(g)           Notwithstanding anything in this Section 3.5 to the contrary, if, during the Earn-Out Period, Buyer terminates the employment of either David Cuthbert or Louis Hayner without Cause (as defined in the applicable Employment Agreement) and not in connection with a Sale Event, then the maximum full amount of Additional Consideration that could be payable as of any Earn-Out Calculation Date that is after the effective date of such termination without Cause (the “Employment Termination Date”) shall become immediately due pursuant to this Section 3.5(g), without regard to the Earn-Out Revenue or Earn-Out EBITDA as of the Employment Termination Date or such Earn-Out Calculation Date. Buyer shall pay such amount to Seller within 30 days after the Employment Termination Date. For purposes of clarification, (i) if the Employee Termination Date occurs before the first Earn-Out Calculation Date, the total maximum amount of Additional Consideration payable with respect to both the first Earn-Out Calculation Date ($1,500,000) and the second Earn-Out Calculation Date ($500,000) shall become due and payable pursuant to this Section 3.5(g); and (ii) if the Employee Termination Date occurs after the first Earn-Out Calculation Date but before the second Earn-Out Calculation Date (as may be adjusted pursuant to Section 3.5(f)), the total maximum amount of Additional Consideration payable with respect to only the second Earn-Out Date ($500,000) shall become due and payable pursuant to this Section 3.5(g) (and the Additional Consideration, if any, as of the first Earn-Out Calculation Date shall be calculated as otherwise provided in this Section 3.5, with no adjustment or acceleration pursuant to this Section 3.5(g).

(h)           Notwithstanding anything in this Section 3.5 to the contrary, if, during the Earn-Out Period, there is a Sale Event, then the last day of the calendar month immediately preceding the month in which the closing of such Sale Event occurs (the “Pre-Sale Month End Date”) shall be treated as an Earn-Out Calculation Date, as provided in this Section 3.5(h).  The Earn-Out Revenue and Earn-Out EBITDA (and corresponding Additional Consideration, if any) shall be calculated as of the Pre-Sale Month End Date in accordance with the provisions of this Section 3.5, and the “Cumulative Revenue Targets” and “Cumulative EBITDA Targets” shall be determined as of the Pre-Sale Month End Date based on the Projections, as provided in Schedule 3.5; provided, however, that if the Pre-Sale Month End Date occurs before the first Earn Out Calculation Date, then the Pre-Sale Month End Date shall be treated as both the first Earn-Out Calculation Date and the second Earn-Out Calculation Date, and the amount of Additional Consideration to be paid based on such Earn-Out Revenue and Earn-Out EBITDA as of the Pre-Sale Month End Date shall be calculated by applying the applicable percentages set forth on Schedule 3.5 to the Additional Consideration that would otherwise have been payable on both the first Earn-Out Calculation Date and the second Earn-Out Calculation Date.  Except as otherwise provided in this Section 3.5(h), the provisions of this Section 3.5 shall apply to the calculation and payment of Additional Consideration with respect to a Pre-Sale Month End Date.  As used in this Agreement, “Sale Event” means: (a) the closing of any transaction where any “person,” as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Buyer representing more than 50% of the voting power of the then outstanding securities of Buyer; provided that a Sale Event shall not be deemed to occur as a result of a transaction in which Buyer becomes a subsidiary of another corporation and in which Buyer Parent, or the stockholders of Buyer Parent, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling Buyer Parent or such stockholders to more than 50% of all votes to which all stockholders of the Buyer would be entitled in the election of directors; (b) the consummation of (i) a merger or consolidation of Buyer with another corporation where Buyer or the stockholders of Buyer  Parent, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of Buyer; or (c) the liquidation or dissolution of Buyer.

(i)           Buyer acknowledges and agrees that, following the Closing and during the Earn-Out Period, Buyer shall conduct all activities relating to the Business through Buyer, and not any Affiliate of Buyer or Buyer Parent.

3.6           Holdback Amount.  Buyer shall hold the Holdback Amount for a period of one year from the Closing Date (the “Holdback Period”), pursuant to the terms of this Agreement.  Buyer shall have the right to set off against the Holdback Amount (a) any Purchase Price Reduction Amount, in accordance with Section 3.4(c), (b) any Liabilities of Seller that Buyer pays or otherwise satisfies during the Holdback Period (i) that are not Assumed Liabilities or (ii) that are Assumed Payables but were not included in the Closing Date Working Capital or the adjustments provided for in Section 3.4, provided that Buyer has provided Seller with a written demand for payment of such Liabilities and Seller has failed to pay such Liabilities within 30 days after receipt of such Demand; and (c) any Losses for which any Buyer Indemnitee is entitled to indemnification from Seller pursuant to Section 11.2 (other than Representation Claims pursuant to Section 11.2(a)), subject to and in accordance with the provisions of Section 11.6.  On the first anniversary of the Closing Date, Buyer shall pay to Seller (without interest), in immediately available funds, the Holdback Amount less any amounts set off against the Holdback Amount pursuant to this Section 3.6 or Section 11.6 or paid to the Escrow Agent pursuant to Section 11.6.

3.7                 No Restrictions on Buyer’s Operation of the Business.  Except as provided in Section 3.5 (and Schedule 3.5 thereto) and except as otherwise provided in this Agreement, after the Closing, Buyer shall have no obligation to operate its business or the Business in any manner other than as it determines to be appropriate in its sole and absolute discretion.

ARTICLE IV

Closing.

4.1           Closing.   The Closing shall be consummated at 10:00 a.m., local time, at the offices of Seller, on a date designated by Buyer not later than five Business Days after the date that the conditions set forth in Article VIII and Article IX have been satisfied or waived (other than conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date or at such other place or time as is mutually agreed upon by the Parties.  The Closing shall be effective for economic and accounting purposes as of 12:01 a.m. on the Closing Date.

4.2           Closing Actions and Deliveries.  All actions to be taken and all documents to be executed and delivered in connection with the consummation of the transactions provided for herein shall be reasonably satisfactory in form and substance to the Parties and their respective counsel.  All actions to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

ARTICLE V

Representations and Warranties of Seller.

In order to induce the Buyer Parties to enter into and perform this Agreement and to consummate the transactions contemplated hereunder, Seller makes the following representations and warranties to the Buyer Parties as of the date hereof and as of the Closing Date, which representations and warranties are supplemented and qualified by the disclosures contained in the disclosure schedule attached hereto as Schedule A that contains references to the representations and warranties to which the disclosures contained therein relate (the “Disclosure Schedule”).

5.1           Organization; Subsidiaries; Ownership; Predecessors.

(a)           Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the full right, power and authority to own, lease and operate all of its properties and assets and carry out the Business as it is presently conducted.  Section 5.1(a) of the Disclosure Schedule sets forth each jurisdiction in which Seller is qualified or licensed to do business as a foreign Person and there are no other jurisdictions in which the character of Seller’s properties or the nature of Seller’s activities require it to be qualified in order to conduct the Business.

(b)           The limited liability company members of Seller identified on Schedule 5.1 (b) of the Disclosure Schedule are the owners of record and beneficially of all of the outstanding membership units of Seller, as set forth in Section 5.1(b) of the Disclosure Schedule.  All of the outstanding membership units of Seller have been duly authorized and are validly issued, fully paid and nonassessable.  Except as set forth in Section 5.1(b) of the Disclosure Schedule, there are no outstanding securities convertible or exchangeable into membership units or other equity interests of Seller.  Seller has no Subsidiaries.

(c)           Section 5.1(c) of the Disclosure Schedule lists (i) each of Seller’s prior legal names and any other trade name, fictitious name or other name under which Seller currently conducts business, or has ever conducted any business or activity, and (ii) each legal name, trade name, fictitious name or other name under which any predecessor to any part of the Business acquired by Seller conducted any business related to such acquired part of the Business.

5.2           Due Authorization; No Conflict.

(a)           Seller has the full limited liability company power and authority to execute and deliver this Agreement and all other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and all other Transaction Documents to which it is a party have been duly authorized by all necessary limited liability company action.  Each Key Principal has the full capacity, power, and authority to execute and deliver this Agreement and all other Transaction Documents to which he is a party, to perform the obligations applicable to him hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)           This Agreement has been duly executed and delivered by Seller.  This Agreement, and all other Transaction Documents executed or to be executed by Seller or a Key Principal in connection herewith, constitute or, when executed and delivered, shall constitute a legal, valid and binding contract of Seller and each such Key Principal, enforceable against such Seller and each such Key Principal in accordance with its terms.

(c)           Except for the consents, approvals and authorizations set forth in Section 5.2(c) of the Disclosure Schedule (collectively, the “Seller Required Consents and Authorizations”), the execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, shall not (with or without notice or lapse of time): (i) violate, conflict with, result in a breach of the terms or conditions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (A) any Assigned Contract, (B) any other Contractual Obligation to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, or (C) any Law, Governmental Authorization or Governmental Order applicable to Seller, the Purchased Assets, the Business or the Assumed Liabilities; (ii) contravene the Organizational Documents of Seller; (iii) require Seller to make any declaration, filing or registration with, or provide any notice to, any Governmental Authority or obtain any Governmental Authorization, (iv) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any other Person; (v) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets; or (vi) cause Buyer to have any Liability for any Tax properly due from Seller.

5.3           Financial Statements.

(a)           Set forth in Section 5.3(a) of the Disclosure Schedule are the following financial statements of Seller (collectively, the “Financial Statements”):  (i) the  audited balance sheet of Seller as of December 31, 2010 and the related audited statements of income, cash flow and changes in members’ equity for the fiscal year then ended; (ii) the internally-prepared, unaudited balance sheets of Seller as of December 31, 2009, and the related internally-prepared unaudited statements of income for the fiscal years then ended; and (iii) the internally-prepared unaudited balance sheet of Seller as of May 31, 2011 (the “Interim Balance Sheet”) and the related internally-prepared unaudited statements of income, cash flow and changes in stockholder’s equity for the five month period then ended.

(b)           Except as disclosed in Section 5.3(b) of the Disclosure Schedule, the Financial Statements (i) were prepared in accordance with the books and records of Seller, which books and records are correct and complete in all material respects, (ii) have been prepared in accordance with GAAP, and (iii) fairly present, in all material respects, the financial condition of Seller as at the respective dates thereof and the results of operations of Seller and changes in financial condition for the respective periods covered thereby, except that the Financial Statements for the period ending December 31, 2009 and for the period ending on the date of the Interim Balance Sheet do not contain notes and may be subject to normal audit adjustments, none of which adjustments are expected to be material.

(c)           Except as reflected on, reserved against or otherwise disclosed in the Financial Statements or as specifically set forth in Section 5.3(c) of the Disclosure Schedule, Seller is not subject to any Liability required under GAAP to be disclosed on the Financial Statements or the notes thereto, whether absolute, contingent, accrued or otherwise other than Liabilities that have arisen in the Ordinary Course of Business since the date of the Interim Balance Sheet and that individually, or in the aggregate, are not material.

5.4           Absence of Changes.  Since December 31, 2010, except as set forth Section 5.4 of the Disclosure Schedule, Seller has conducted the Business only in the Ordinary Course of Business, and there has not been:

(a)           any event, development or circumstance that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the Purchased Assets;

(c)           any amendment or modification of the Organizational Documents of Seller;

(d)           any incurrence of any Debt by Seller affecting the Business or the Purchased Assets;

(e)           any creation or other incurrence of any Encumbrance upon any Purchased Asset of Seller, other than Permitted Liens;

(f)           any failure to pay or satisfy when due any Liability of Seller which materially affects the Business or the Purchased Assets;

(g)           any sale, transfer, lease or other disposition of any asset of Seller related to the Business, except for inventory sold in the Ordinary Course of Business;

(h)           any capital expenditure, or commitments for capital expenditures, by Seller with respect to the Business in an amount in excess of $50,000 in the aggregate;

(i)           any cancellation, compromise, waiver or release of any right or claim (or series of related rights or claims) or any Debt owed to Seller with respect to the Business, in any case involving more than $20,000;

(j)           any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any equity interests of Seller, other than distributions made by Seller to its members for purposes of paying Taxes attributable to the income of the Company, made in the Ordinary Course of Business and in accordance with the terms of the Organization Documents of Seller;

(k)           any increase in the compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant or agent of Seller for the Business whose annual base compensation exceeds $50,000 (or would exceed such amount after such increase), (ii) any director or officer of Seller, or (iii) any Affiliate of Seller;

(l)           any Tax election of Seller made, changed or revoked, any settlement of any Proceeding with respect to Taxes of Seller, or amendment of any Tax Return of Seller that would result in any material increase in the Liability for Taxes of Seller with respect to the Business;

(m)           any loss, that is material to the Business, of any customer, sales agent or representative, sales location or source of supply of inventory, utilities or contract services or the receipt of any notice that such a loss may be pending;

(n)           any change in the accounting principles and practices of Seller from those applied in the preparation of the Financial Statements; or

(o)           any Contractual Obligation to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.5           Title to Assets; Condition.

(a)           Except as set forth in Section 5.5(a) of the Disclosure Schedule, Seller has (and shall transfer to Buyer at the Closing) good title to all of the Purchased Assets, free and clear of all Encumbrances, except Permitted Liens.  All Encumbrances (except for any Encumbrances securing only Assumed Liabilities) set forth or required to be set forth in Section 5.5(a) of the Disclosure Schedule shall be terminated or released at or prior to Closing at the expense of Seller.

(b)           The tangible assets included in the Purchased Assets are in good working order, condition and repair, reasonable wear and tear excepted, and to the Knowledge of Seller, are not in need of maintenance or repairs except for maintenance or repairs which are routine, ordinary and are not material in costs or nature.  Except as set forth in Section 5.5(b) of the Disclosure Schedule, all of the Purchased Assets are located at the Leased Premises.

5.6           Real Property.

(a)           Except for its interest in the Leased Premises, Seller does not own any right, title or interest in any real property nor has Seller ever owned any property.

(b)           Section 5.6(b) of the Disclosure Schedule contains a list of all of the real property leased by Seller in connection with the Business (collectively, the “Leased Premises”), and identifies each Contractual Obligation under which such property is leased (the “Existing Leases”).  There are no subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Leased Premises and there is no Person (other than Seller) in possession of the Leased Premises. To the Knowledge of Seller, there is no pending or threatened eminent domain taking affecting any portion of the Leased Premises which shall interfere with Seller’s conduct of the Business.  Seller has delivered to Buyer true, correct and complete copies of the Existing Leases, including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements, if any, related thereto.  To the Knowledge of Seller, no event or condition currently exists which would create a legal or other impediment to the use of the Leased Premises as currently used, or would increase the additional charges or other sums payable by the tenant under any Existing Lease (including, without limitation, any pending tax reassessment or other special assessment affecting the Leased Premises).  To the Knowledge of Seller, the Leased Premises (including, without limitation, the roof, the walls and all plumbing, wiring, electrical, heating, air conditioning, fire protection and other systems, as well as all paved areas, included therein or located thereat) are in good working order, condition and repair, reasonable wear and tear excepted, and are not in need of maintenance or repairs except for maintenance or repairs which are routine, ordinary and are not material in costs or nature.  Seller’s operation and use of the Leased Premises fully comply with (i) all applicable Laws. (ii) the terms and conditions of the applicable Existing Leases,  and (iii) to the Knowledge of Seller, any restrictive covenants applicable to the Leased Premises.  To the Knowledge of Seller, each of the Leased Premises fully complies with all applicable Laws. Seller has not received written notice from any Governmental Authority of any violations of any Law affecting any portion of the Leased Premises.

5.7           Taxes.  Seller has filed all federal, state, county and local Tax Returns which are required to be filed prior to the date of this Agreement and has paid or has reserved for the payment of all Taxes which have become due and payable. No event has occurred which could impose on Buyer any successor or transferee liability for any Taxes in respect of Seller.  All such Tax Returns are complete and accurate and disclose all Taxes required to be paid.  Seller has not waived or been requested to waive any statute of limitations in respect of Taxes.  All monies required to be withheld by Seller (including from employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.  Except as set forth on Section 5.7 of the Disclosure Schedules, no examination or audit of any Tax Return is currently in progress and no Governmental Authority is asserting, or has threatened in writing to assert, against Seller any deficiency, proposed deficiency or claim for additional Taxes or any adjustment thereof with respect to any period for which a Tax Return has been filed, for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

5.8           Insurance.  Section 5.8 of the Disclosure Schedule sets forth a description of the current insurance policies pertaining to the Business maintained by Seller (each, an “Insurance Policy”), including policies by which Seller, or any of the Purchased Assets, or Seller’s employees, officers or directors or the Business are insured.  The description includes for each Insurance Policy the type of policy, policy number, name of insurer and expiration date. Seller has made available to Buyer true, accurate and complete copies of all such Liability Policies, in each case, as amended or otherwise modified and in effect with respect to Seller.  All Liability Policies provide occurrence-based coverage unless noted otherwise in Section 5.8 of the Disclosure Schedule.  Seller is not in default with respect to its obligations under any Insurance Policy and has not failed to give any notice or present any claim thereunder in a due and timely manner.  Seller has not been denied insurance coverage or been subject to any gaps in insurance coverage in the two (2) year period immediately preceding the date of this Agreement.  Except as disclosed in Section 5.8 of the Disclosure Schedule, since January 1, 2005, no insurer (a) has denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Insurance Policy or (b) has threatened to cancel any Insurance Policy.  Seller does not have any self-insurance or co-insurance programs.

5.9           Governmental Authorizations.

(a)           Seller owns, holds or possesses all Governmental Authorizations (including, without limitation, the Company Telecom Permits) which are necessary to entitle Seller to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business as currently conducted, all of which are set forth on Section 5.9(a) of the Disclosure Schedule (the “Seller Governmental Authorizations”).  None of Seller or any of its officers, managers, members or employees has been a party to or subject to any Proceeding seeking to revoke, suspend or otherwise limit any Seller Governmental Authorization.  Section 5.9(a) of the Disclosure Schedule indicates which of the Seller Governmental Authorizations shall be assigned to Buyer at the Closing.  Except as disclosed in Section 5.9(a) of the Disclosure Schedule, (i) the Seller Governmental Authorizations are valid and in full force and effect, and (ii) Seller is not in breach or violation of, or default under, any Seller Governmental Authorization.

(b)           Seller has not received any written or, to the Knowledge of Seller, oral notice from any Governmental Authority that any of its properties, facilities, equipment, operations or business procedures or practices fails to comply with any applicable Law or Governmental Authorization.  Seller is not in breach or violation of, and there is no pending, or to the Knowledge of Seller, threatened, Proceeding or Governmental Order with respect to, any of the Seller Governmental Authorizations.  Seller has not received any written notice of any Proceeding, including, but not limited to, any Proceeding initiated, pending or recommended by any Governmental Authority having jurisdiction over the Seller Governmental Authorizations to revoke, withdraw or suspend any such Seller Governmental Authorization.  No event has occurred that, with or without notice or the passage of time, would constitute a breach or violation of, or would constitute grounds for a Proceeding or Governmental Order with respect to any of the Seller Governmental Authorizations.

5.10         Compliance with Laws.

(a)           Except as set forth in Section 5.10(a) of the Disclosure Schedule, Seller is in compliance with all applicable Laws and, to the Knowledge of Seller, there is no basis for any Proceeding arising out of or in connection therewith. Seller has not received any written or, to the Knowledge of Seller, oral notice of any violation of any Law, and Seller is not party to any settlement agreement or consent decree with continuing obligations or restrictions on Seller. Each item comprising the Purchased Assets and the current uses thereof conform, in all material respects to all Laws.

(b)           Neither Seller nor any managers, officers, employees, or agents of Seller have directly or indirectly, overtly or covertly, in violation of any Law in connection with the Business (i) made, or agreed to make, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person (including, in the case of an individual, any family members of such Person and in the case of an entity, any Affiliates of such entity), regardless of form, whether in money, property or services, including (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or pay for special concessions already obtained for or in respect of Seller, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

5.11         Environmental Matters.  Except as set forth in Section 5.11 of the Disclosure Schedule, (a) Seller has not at any time generated, used, treated or stored Hazardous Substances on, or transported Hazardous Substances to or from, the Leased Premises or any property adjoining or adjacent to the Leased Premises other than in compliance with all Environmental Laws and, to the Knowledge of Seller, no Person has taken such actions on or with respect to the Leased Premises, (b) Seller has not at any time released or disposed of Hazardous Substances on the Leased Premises or any property adjoining or adjacent to the Leased Premises, and, to the Knowledge of Seller, no Person has taken any such actions on the Leased Premises, (c) Seller has at all times been in compliance with all Environmental Laws and all Governmental Authorizations issued under such Environmental Laws with respect to the Leased Premises, the Purchased Assets and the operation of the Business, (d) there are no past, pending or, to the Knowledge of Seller, threatened environmental claims against Seller, any of the Purchased Assets, the Business or, to the Knowledge of Seller, the Leased Premises, (e) to the Knowledge of Seller, there are no facts or circumstances, conditions or occurrences regarding Seller, the Leased Premises, any of the Purchased Assets or the Business that could reasonably be anticipated to form the basis of an environmental claim against Seller, any of the Purchased Assets or the Business or to cause the Leased Premises, the Purchased Assets or the Business to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, (f) to the Knowledge of Seller, there are not now and there never have been, any underground storage tanks located on the Leased Premises, (g) other than in compliance with Environmental Laws, Seller has not ever transported or arranged for the transportation of any Hazardous Substances to any site from the Leased Premises, and (h) Seller has not operated the Business at any location other than the Leased Premises, other than Seller’s previous office location of  600 Delran Parkway, Suite B, Delran, NJ 08075.

5.12           Litigation.  Except as set forth in Section 5.12 of the Disclosure Schedule:  (a) there is no Proceeding pending or, to the Knowledge of Seller, threatened (i) against Seller or affecting the Purchased Assets or the Business or (ii) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions and, (b) there is no Governmental Order outstanding or, to the Knowledge of Seller, threatened (i) against Seller or affecting the Purchased Assets or the Business, or (ii) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions.

5.13           Adequacy of Assets.  Except for the Excluded Assets, the Purchased Assets comprise all of the assets, properties, Contractual Obligations and rights, tangible and intangible, of any nature whatsoever, which are necessary to operate the Business in the manner presently operated by Seller, and (ii) include all of the operating assets of Seller.

5.14           Employee Benefit Plans.

(a)           Section 5.14(a) of the Disclosure Schedule lists all Employee Plans as to which Seller or any ERISA Affiliate sponsors, maintains, contributes or is obligated to contribute, or under which Seller or any ERISA Affiliate has or may have any Liability related to the Business (each, a “Company Benefit Plan”).

(b)           None of the Company Benefit Plans is, and neither Seller nor any ERISA Affiliate has ever contributed to, or had an obligation to contribute to, (i) a plan subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code), (iv) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).

(c)           Each Company Benefit Plan (and any related trust agreement) has been administered in accordance with its terms, and each Company Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and all Laws applicable thereto.

(d)           All contributions (including all employer contributions and employee salary reduction contributions) that are due as of the Closing have been paid to each Company Benefit Plan.

(e)           All reports, returns and similar documents with respect to each Company Benefit Plan required to be filed with any Governmental Authority or distributed to any participant of each Company Benefit Plan have been duly and timely filed or distributed.

(f)           Neither Seller, any ERISA Affiliate, nor to the Knowledge of Seller, any Company Benefit Plan fiduciary has, with respect to the Company Benefit Plans, engaged in a non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA and no event or condition exists with respect to any Company Benefit Plan which constitutes a reportable event within the meaning of Section 4043 of ERISA, as to which a waiver is not applicable.

(g)           No Company Benefit Plan provides for or continues welfare benefits, such as medical or health benefits, or life insurance or other death benefits (through insurance or otherwise, but disregarding death benefits payable solely under the terms and from the assets of a qualified retirement plan) for any employee or any dependent or beneficiary of any employee after such employee’s retirement or other termination of employment except as may be required by COBRA, and there has been no communication to any Person by the Company or any ERISA Affiliate that could reasonably be expected to promise or guarantee any such benefits with respect to any Employee Plan or otherwise.

(h)           The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation due to any individual.  None of the Company Benefit Plans obligates the Company or any ERISA Affiliate to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” (as defined in Section 280G of the Code).

(i)           With respect to the Company Benefit Plans, there is no Liability whatsoever which any Buyer Party shall assume, or could reasonably be expected to assume, as part of the transactions contemplated by this Agreement or otherwise.

5.15           Employee Relations.

(a)           Section 5.15(a) of the Disclosure Schedule sets forth the names, date of hire, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively), the amount of accrued but unused vacation time as of the date of this Agreement, and work location of all current employees of Seller.  Section 5.15(a) of the Disclosure Schedule also includes the names of all employees of Seller currently on short-term or long-term disability leave, workers’ compensation leave, leave under the Family Medical Leave Act, and any other leave.  To the Knowledge of Seller, no key employee or group of employees has any plans to terminate employment with Seller.

(b)           Except as set forth in Section 5.15(b) of the Disclosure Schedule, (i) Seller has not entered into any collective bargaining agreement or other Contractual Obligation with any employee, union, labor organization or other employee representative or group of employees and, to the Knowledge of Seller, no such organization or Person has made or is making any attempt to organize or represent employees of Seller; (ii) there is no pending grievance or arbitration and no unsatisfied or unremedied grievance or arbitration award against Seller or any agent, representative or employee of Seller and, to the Knowledge of Seller, there is no basis for any such grievance or arbitration; (iii) there is no unfair labor practice charge, pending trial of unfair labor practice charges, unremedied unfair labor practice finding or adverse decision of the National Labor Relations Board or administrative law judge thereof, against Seller or any agent, representative or employee of Seller and, to the Knowledge of Seller, there is no basis for any such unfair labor practice charge; and (iv) there is not pending or, to the Knowledge of Seller, threatened with respect to Seller or its employees any labor dispute, strike or work stoppage.

(c)           Without limiting the generality of Section 5.10, Seller is in compliance with all applicable Laws and Contractual Obligations relating to employment, and the payment and withholding of Taxes and other similar obligations. Seller has not received any written or, to the Knowledge of Seller, oral notice of any violation of any such Law or Contractual Obligation.

(d)           Except as set forth in Section 5.15(d) of the Disclosure Schedules, no current or former employee of Seller is owed by Seller overtime pay, wages or salary for any period other than the current payroll period, vacation, holiday or other time off or pay in lieu thereof (other than time off or pay in lieu thereof earned in respect of the current year), or any amount arising from any violation of any Law or Contractual Obligation relating to the payment of wages, fringe benefits, wage supplements or hours of work.

(e)           Seller is not, nor immediately after the Closing will be, liable for severance pay or any other payment of monies to any employee of Seller as a result of the execution of this Agreement or Seller’s performance of its terms, or for any other reason in any way related to the consummation of the transactions contemplated hereby.

5.16           Contractual Obligations.

(a)           Each of the Assigned Contracts is valid and binding, in full force and effect in accordance with its terms and, except for obtaining (or giving any notice required under) any applicable Seller Required Consent and Authorization, is fully assignable to and assumable by Buyer, so that immediately after the Closing Buyer will be entitled to the full benefits thereof, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.  There has not been under any such Assigned Contract any default by Seller or, to the Knowledge of Seller, by any other party thereto, nor any event which, after notice or lapse of time, or both, would constitute any such default or result in a right to accelerate against or a loss of rights by Seller.

(b)           Except for Assigned Contracts, Seller is not a party to, or otherwise bound by, any Contractual Obligation or other instrument which is material or necessary to the ownership of the Purchased Assets or the operation of the Business or which is adverse, or otherwise harmful, to any of the Purchased Assets or the Business.

5.17           No Broker.  Neither Seller, any Key Principal nor any Person acting on behalf of Seller or any Key Principal has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.18           Customer List.  Section 5.18 of the Disclosure Schedule (a) sets forth an accurate and complete list of the customers of Seller who have received services in excess of $25,000 provided by Seller pertaining to the Business during the 2008, 2009 and 2010 calendar years (the “Customer List”) and (b) designates each customer on the Customer List which represents more than two percent (2%) of the aggregate annual revenue of Seller, as the case may be, pertaining to the Business during the 2008, 2009 and 2010 calendar years (each a “Large Customer”).  Seller has not received written or, to the Knowledge of Seller, oral notice from any Large Customer that any such Large Customer has any intent to cease doing business with Buyer, or intent to decrease the volume or value of its business with Buyer after, or as a result of, the consummation of the transactions contemplated hereby, or is threatened with bankruptcy or insolvency.

5.19           Intellectual Property.

(a)           Except as set forth on Schedule 2.1(f), Seller has no patents, applications for patents, copyrights or license agreements relating to the Business used, owned by or granted to Seller, and no assumed names, trade names, trademark or service mark registrations, applications for trademark or service mark registrations, trademarks or service marks relating to the Business.  None of the past or present employees, officers, managers or members of Seller has any rights in any of the inventions, whether or not patented, which have been or are used by Seller in the Business or which pertain to the Business.  Seller has not granted any outstanding licenses or other rights to know-how or other intellectual property owned by or licensed to Seller and used in the Business.  Seller is not liable, nor has it made any Contractual Obligation whereby it may become liable, to any Person for any royalty or other compensation for the use of any invention, whether or not patented, trademark, trade name or copyright used in the Business.  Seller has not been named in any Proceeding, or received written or, to the Knowledge of Seller, oral notice of any threatened Proceeding, which involves a claim of infringement of any patents, trademarks, trade names, service marks or copyrights of any Person.  To the Knowledge of Seller, Seller’s conduct of the Business as currently conducted does not infringe any valid patents, trademarks, trade names, service marks or copyrights of any Person.

(b)           All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any patentable or trade secret material, or copyrightable material, in each case relating to the Business on behalf of Seller or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which Seller is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of Seller all right, title and interest in such material.

5.20           Accounts Receivable; Inventory.

(a)           All accounts receivable reflected on the Interim Balance Sheet and all accounts receivable arising subsequent to the date of the Interim Balance Sheet and on or prior to the Closing Date, have arisen or shall arise in the Ordinary Course of Business out of bona fide sales and deliveries of goods, performance of services or other business transactions, represent or shall represent legal, valid, binding and enforceable obligations to Seller, and are owned by Seller free of all claims and Encumbrances other than Permitted Liens.  Except for Customer Deposits identified on Schedule 2.3(a), Seller has not received Customer Deposits or any other prepayments or deposits of any kind whatsoever from any customer included on the Customer List.  All of the accounts receivable shown on the Closing Date Balance Sheet are good and collectible in accordance with the terms thereof at their respective full  amounts.

(b)           All of the inventory of Seller described in Schedule 2.1(b) (a) is properly valued on a cost (first-in, first-out) basis in accordance with GAAP, (b) except to the extent of reserves shown in the Financial Statements, consists of inventories of the kind, quality and quantity regularly and currently used in the Business, and (c) except to the extent of reserves shown in the Financial Statements, is in good and saleable condition and fit for the purposes intended.  None of such inventory has been consigned to others.

5.21           No Creation of Liens. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will result in the creation of any Encumbrance on any Purchased Assets other than a Permitted Lien.

5.22           Telecom Law.

(a)           Without limiting the generality of Section 5.10, Seller is currently in compliance in all respects with applicable Telecom Laws and has in the past complied in all respects with applicable Telecom Laws.  Without limiting the generality of the foregoing, Seller has filed all reports, and paid all contributions and fees, required by the Telecom Laws applicable to Seller, including with respect to FCC regulatory fees, contributions to state or federal universal service support mechanisms, contributions to intrastate or interstate telecommunications relay services, contributions to administration of the North American Numbering Plan, contributions to the shared costs of local number portability administration, FCC and state regulatory fees, franchise fees, and state E911 fees.  No investigation, review or Proceeding by the FCC or any State PUC with respect to any actual or alleged material violation of Telecom Law by Seller is pending or, to the Knowledge of Seller, threatened, nor has Seller received any written or, to the Knowledge of Seller, oral notice from the FCC or any State PUC indicating an intention to conduct the same.

(b)           Seller has obtained all Governmental Authorizations necessary for it to conduct its Business in compliance, in all material respects, with applicable Telecom Laws (the ”Company Telecom Permits”), each of which is listed in Section 5.9(a) of the Disclosure Schedule.  Each of the Company Telecom Permits is in full force and effect and Seller is not in violation of any of the terms, conditions and requirements of any of the Company Telecom Permits.  Seller has provided to Buyer correct and complete copies of all Company Telecom Permits.

(c)           There is no Proceeding pending or, to the Knowledge of Seller, threatened, that: (i) questions or contests the validity of, or seeks the revocation, non-renewal or suspension of, any Company Telecom Permit; or (ii) seeks the imposition of any material condition, administrative sanction, modification or amendment with respect to any Company Telecom Permit.  No consent under any of Company Telecom Permit is required to be obtained under applicable Telecom Law in connection with consummation of the transactions contemplated by this Agreement and the Transaction Documents.

(d)           Except for the Seller Required Consents and Authorizations, no consent, approval, waiver, order, permit or authorization of, or application, registration, qualification, designation, declaration, notification or filing with or to, the FCC or any State PUC is required in connection with the execution and delivery by Seller (as applicable) of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  To the Knowledge of Seller, there are no facts or circumstances relating to Seller that would be reasonably likely to prevent, materially delay, or otherwise materially interfere with, the issuance of any approval by the FCC or any State PUC included in the Seller Required Consents and Authorizations.

5.23           Transactions with Related Parties.  Except (a) for standard confidentiality, assignment of invention and non-competition agreements, employment agreements and the Organizational Documents of Seller, and (b) as set forth in Section 5.23 of the Disclosure Schedule, neither any present officer, manager or member of Seller, or any other Person that, to the Knowledge of Seller, is an Affiliate of any of the foregoing, is currently a party to any transaction or Contractual Obligation with Seller, including without limitation, any loan, extension of credit or arrangement for the extension of credit, any Contractual Obligation providing for the employment of, furnishing of services by, rental or sale of assets from or to, or otherwise requiring payments to or from, any such officer, director, shareholder or Affiliate.  No officer, manager or Key Principal of Seller, nor, to the Knowledge of Seller, any of their respective Affiliates, has any interest in any competitor, supplier or customer of Seller, except for immaterial interests in publicly held companies.

5.24           Privacy and Data Protection.

(a)           With respect to the Business, Seller has established, implemented, updated, maintained and diligently enforced such policies, programs, procedures, contracts and systems with respect to the collection, use, storage, transfer, retention, deletion, destruction, disclosure and other forms of processing of any and all data and information (“Company Data”) including, without limitation, any and all data or information collected, used, stored, transferred, retained, deleted, destroyed, disclosed or processed with respect to any of its customers or prospective customers (“Customer Data”) as consistent and compliant with accepted industry practice and standards as are known in the information security industry to protect, physically and electronically, information and assets from unauthorized disclosure, access, use, dissemination or modification, including but not limited to the current publication of the National Institute of Standards and Technology data security guidelines; and

(b)           With respect to the Business, Seller is not a party to or the subject of any pending or, to the Knowledge of Seller, threatened Proceeding, which involves or relates to a claim against Seller of any breach, misappropriation, unauthorized disclosure, access, use, dissemination, modification or any similar violation or infringement of any Company Data including, without limitation, any Customer Data.

(c)           Seller does not have any Knowledge of any actual, suspected or threatened (i) breach, misappropriation, or unauthorized disclosure, access, use, dissemination or modification of any Company Data including, without limitation any Customer Data; or (ii) breach or violation of any of the policies, programs, procedures, contracts and systems described in Section 5.24(a) above.

5.25           Acquisition of Parent Shares.  Seller is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.  Seller is acquiring the Parent Shares issued as partial payment of the Purchase Price hereunder, and any Additional Parent Shares (as defined in the Lock-Up Agreement), for investment purposes only and, except as contemplated by this Agreement or the Lock-Up Agreement, not with a view to, or for resale in connection with, any distribution of shares nor with any present intention of dividing its participation with others.  Seller understands that the Parent Shares (and any Additional Parent Shares, if applicable) have not been registered under the Securities Act by reason of a specific exemption under the provisions of the Securities Act in reliance on Seller’s representations contained herein and that, as such, the Parent Shares are “restricted securities.”  Seller acknowledges and understands that Buyer Parent is under no obligation to register the Parent Shares (or any Additional Parent Shares) for public sale in the future, that any sales made publicly under Rule 144 of the Securities Act (the “Rule”) can only be made in accordance with the procedures of that Rule, and that any other resale of the Parent Shares or Additional Parent Shares may require compliance with some other exemption from registration under the Securities Act.  Seller further acknowledges that if an exemption from registration under the Securities Act is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Parent Shares and Additional Parent Shares, and requirements relating to Buyer Parent which are outside of Seller’s control, and which Buyer Parent is under no obligation and may not be able to satisfy.   Seller has such knowledge and experience in financial and business matters that it is fully capable of evaluating the merits and risks of an investment in the Parent Shares and Additional Parent Shares. Seller also agrees that all Parent Shares issued hereunder will be subject to the Lock-Up Agreement.  Seller agrees that appropriate legends may be placed on and stop transfer orders may be placed against any certificate(s) representing the Parent Shares.  Nothing in the preceding provisions shall in any way place any restrictions on the ability of Seller or any permitted transferees of Seller from transferring the Parent Shares or Additional Parent Shares to Buyer Parent pursuant to the terms of the Lock-Up Agreement.

5.26           DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING, WITHOUT LIMITATION, THE PURCHASED ASSETS), LIABILITIES OR OPERATIONS (INCLUDING, WITHOUT LIMITATION, THE BUSINESS), INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

Representations and Warranties of Buyer Parties.

In order to induce Seller to enter into and perform this Agreement and to consummate the transactions contemplated hereunder, the Buyer Parties, jointly and severally, hereby make the following representations and warranties to Seller as of the date hereof and as of the Closing Date.

6.1           Organization and Good Standing.  Each of the Buyer Parties is a New York corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Buyer Party is duly qualified or licensed to do business as a foreign Person in which the character of such Buyer Party’s properties or the nature of such Buyer Party’s activities require it to be qualified in order to conduct its respective business activities.

6.2           Due Authorization; No Conflict.

(a)           Each of the Buyer Parties has full corporate power and authority to execute, deliver and perform this Agreement and all other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by each of the Buyer Parties of this Agreement and all other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action.  This Agreement, and all other Transaction Documents executed or to be executed by a Buyer Party, as applicable in connection herewith, constitute or, when executed and delivered, shall constitute, a legal, valid and binding Contractual Obligation of such Buyer Party, as applicable enforceable against such Buyer Party in accordance with its terms.

(b)           Except for the PSC Approval (collectively, the “Buyer Required Consents and Authorizations”), the execution and delivery by each of the Buyer Parties of this Agreement and the Transaction Documents to which it is a party, the performance by each of the Buyer Parties of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, shall not (with or without notice or lapse of time): (i) violate, conflict with, result in a breach of the terms or conditions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (A) any Contractual Obligation to which either Buyer Party is a party or by which either Buyer Party’s respective assets is subject or by which either Buyer Party is bound, or (C) any Law, Governmental Authorization or Governmental Order applicable to either Buyer Party, a Buyer’s Party’s respective assets or business; (ii) contravene the Organizational Documents of either of the Buyer Parties; (iii) require either of the Buyer Parties to make any declaration, filing or registration with, or provide any notice to, any Governmental Authority or obtain any Governmental Authorization, (iv) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any other Person; or (v) cause Seller to have any Liability for any Tax properly due from either of the Buyer Parties.

6.3           No Brokers.  Neither of the Buyer Parties, nor any Person acting on behalf of either of the Buyer Parties has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.4           Litigation.  There is no Proceeding pending or, to the Knowledge of the Buyer Parties, threatened (a) against either of the Buyer Parties which, if adversely determined, would have a material adverse effect on the assets, business or financial condition of either of the Buyer Parties or (b) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions. There is no Governmental Order outstanding or, to the Knowledge of either of the Buyer Parties, threatened (i) against either of the Buyer Parties or their respective assets or business, or (ii) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement or any of the conditions to consummation of such transactions.

6.5           Capitalization.

(a)           The authorized capital stock of Buyer Parent consists of 10,000,000 shares of Parent Common Stock, of which 5,482,774 are issued and outstanding as of the date of this Agreement; and 10,000,000 shares of Preferred Stock, par value $100.00 per share, of which 5,000 shares are issued and outstanding as of the date of this Agreement.  Except as disclosed in the Parent SEC Documents, there are no other outstanding (w) shares of capital stock or other voting securities of Buyer Parent, (x) securities convertible into or exchangeable for shares of capital stock or voting securities of Buyer Parent, (y) options, warrants, conversion privileges, rights of first refusal, contracts, understandings, agreements or other rights to purchase or acquire from Buyer Parent, and, no obligations of Buyer Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer Parent, other than options and other securities issued or that may be issued under option plans and other benefit plans disclosed in the Parent SEC Documents and (z) equity equivalent interests in the ownership or earnings of Buyer Parent or other similar rights.

(b)           The Parent Shares that may be issued pursuant to this Agreement and the Additional Parent Shares that may be issued pursuant to the Lock-Up Agreement have been duly authorized and, upon issuance pursuant to this Agreement, will be validly issued, fully paid and non-assessable, will be issued in compliance with all applicable federal and state securities laws, and will be issued free of any preemptive rights, liens or restrictions other than those imposed pursuant to the Securities Act and the Lock-Up Agreement.  Buyer Parent owns all of the issued and outstanding capital stock of Buyer.

6.6           SEC Filings.  Buyer Parent has filed with the Securities and Exchange Commission (the “SEC”), at or prior to the time due, all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by it with the SEC for the three (3) years preceding the date hereof (together with all information incorporated therein by reference, the “Parent SEC Documents”).  As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents.  As of their respective dates and as of the Closing Date, the Parent SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information in any Parent SEC Document has been revised or superseded by a subsequently filed document filed prior to the date hereof with the SEC.  Since the last day of the quarter end reported upon by Buyer Parent by the filing with the SEC of Buyer Parent’s most recent Quarterly Report on Form 10-Q, with respect to any Buyer Party, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on Buyer Parent or any other Buyer Party.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Parent SEC Documents.

6.7           Compliance With Laws.

(a)           Each of the Buyer Parties is in compliance with all applicable Laws and, to the Knowledge of each of the Buyer Parties, there is no basis for any Proceeding arising out of or in connection therewith.  Neither Buyer Party has received any written or, to the Knowledge of the Buyer Parties, oral notice of any violation of any Law, and neither Buyer Party is a party to any settlement agreement or consent decree with continuing obligations or restrictions on either Buyer Party.

(b)           Neither Buyer Party nor, to the Knowledge of the Buyer Parties, any managers, officers, employees, or agents of a Buyer Party, has directly or indirectly, overtly or covertly, in violation of any Law in connection with the business of either Buyer Party (i) made, or agreed to make, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person (including, in the case of an individual, any family members of such Person and in the case of an entity, any Affiliates of such entity), regardless of form, whether in money, property or services, including (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or pay for special concessions already obtained for or in respect of a Buyer Party, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of such Buyer Party.

6.8           Financial Statements.  Each of the financial statements of Buyer Parent (including the related notes) included or incorporated by reference in the Parent SEC Documents (including any similar documents filed after the date of this Agreement) comply as to form and content in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted in Form 10-Q under the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), were prepared in accordance with the books and records of Buyer Parties, which books and records are correct and complete in all material respects, and fairly and accurately present the consolidated financial position of Buyer Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).   Except as and to the extent reflected in, reserved against or otherwise disclosed in the financial statements of Buyer Parent included or incorporated by reference in the Buyer Parent’s most recent Quarterly Report on Form 10-Q filed with the SEC, Buyer Parties are not subject to any Liability required under GAAP to be disclosed on such financial statements or the notes thereto, whether absolute, contingent, accrued or otherwise, other than Liabilities that have arisen in the Ordinary Course of Business since such date and that individually, or in the aggregate, are not material.

6.9           Governmental Authorizations.

(a)           Each Buyer Party owns, holds or possesses all Governmental Authorizations which are necessary to entitle such Buyer Party to own or lease, operate and use its assets and to carry on and conduct its business as currently conducted.  Neither of the Buyer Parties, nor any of their respective officers, managers, directors or employees has been a party to or subject to any Proceeding seeking to revoke, suspend or otherwise limit any of such Governmental Authorization.

(b)           The Buyer Parties have not received any written or, to the Knowledge of the Buyer Parties, oral notice from any Governmental Authority that any of their respective properties, facilities, equipment, operations or business procedures or practices fails to comply with any applicable Law or Governmental Authorization.  The Buyer Parties are is not in breach or violation of, and there is no pending, or to the Knowledge of either of the Buyer Parties, threatened, Proceeding or Governmental Order with respect to, any of the Buyer’s Governmental Authorizations.  Neither of the Buyer Parties has received any written notice of any Proceeding, including, but not limited to, any Proceeding initiated, pending or recommended by any Governmental Authority having jurisdiction over Buyer’s Governmental Authorizations to revoke, withdraw or suspend any such Buyer’s Governmental Authorization.  No event has occurred that, with or without notice or the passage of time, would constitute a breach or violation of, or would constitute grounds for a Proceeding or Governmental Order with respect to any of Buyer’s Governmental Authorizations.

6.10                 Taxes.  Subject to properly granted extensions, the Buyer Parties have filed all federal, state, county and local Tax Returns which are required to be filed prior to the date of this Agreement and have paid or have reserved for the payment of all Taxes which have become due and payable. All such Tax Returns are complete and accurate and disclose all Taxes required to be paid.  The Buyer Parties have not waived or been requested to waive any statute of limitations in respect of Taxes.  All monies required to be withheld by the Buyer Parties (including from employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Buyer Parties.  No examination or audit of any Tax Return is currently in progress and no Governmental Authority is asserting, or has threatened in writing to assert, against Buyer Parties any deficiency, proposed deficiency or claim for additional Taxes or any adjustment thereof with respect to any period for which a Tax Return has been filed, for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable.

6.11                 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE BUYER PARTIES MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VII

Covenants and Agreements.

7.1           Buyer’s Investigation.

(a)           Prior to the Closing Date, the Buyer Parties shall be entitled, upon reasonable request and at its own expense, through its employees and representatives, including without limitation, its attorneys to perform a due diligence investigation of the assets, properties, Business and operations of Seller.  The Buyer Parties shall be permitted reasonable access to Seller’s premises, the Leased Premises, books and records of Seller, including, without limitation, the opportunity to observe and verify the Purchased Assets.  Any such investigation and review shall be conducted at reasonable times and under reasonable circumstances.  The Buyer Parties agree that any such investigation or review shall not unreasonably interfere with the ongoing operations of Seller.  Seller shall cooperate with all reasonable requests and shall use reasonable efforts to cause its officers, employees, consultants, agents, accountants and attorneys to cooperate with such review and investigation.

(b)           Prior to the Closing Date, the Buyer Parties shall be entitled to meet with Seller’s employees (but, for avoidance of doubt, not Seller’s customers) related to the Business in order to introduce such employees to Buyer, complete paperwork for background checks and provide employee benefits orientation (collectively, the “Pre-Closing Activities”).  The Buyer Parties shall coordinate the conduct of the Pre-Closing Activities with Seller and the Pre-Closing Activities shall be conducted at mutually agreeable times.  Meetings with employees of Seller shall be conducted so as to minimize interference with the performance of such employee’s duties to Seller.  Seller shall use commercially reasonable efforts to cooperate with the Buyer Parties in completing the Pre-Closing Activities prior to the Closing Date.

(c)           The Parties shall adhere to the terms and conditions of the Confidentiality Agreement; provided, however, Buyer’s obligations under the Confidentiality Agreement shall terminate upon the Closing.  In the event this Agreement is terminated for any reason, upon the written request of Seller, Buyer shall promptly return to Seller, or destroy, any such information in its possession and certify in writing to Seller that it has done so.  The provisions of this Section 7.1(c) shall survive the termination of this Agreement.

7.2           Consents of Third Parties; Governmental Authorizations.  The Parties shall use commercially reasonable efforts to seek and secure, before the Closing Date, all Governmental Authorizations, all other declarations, filings or registrations with, or notices to, any Governmental Authority and all consents, approvals or authorizations of, declarations, filings or registrations with, or notices to, any other Person, including, without limitation, all Seller Required Consents and Authorizations and all Buyer Required Consents and Authorizations, in each case in form and substance reasonably satisfactory to Buyer and Seller.

7.3           Operations of the Business Prior to the Closing.  During the period prior to the Closing Date, except as contemplated by this Agreement, Seller shall operate and carry on the Business only in the Ordinary Course of Business.  Consistent with the foregoing, Seller shall (a) keep and maintain the Purchased Assets in good operating condition and repair subject to normal wear and tear; (b) use its commercially reasonable efforts consistent with good business practice to maintain the Business intact and to preserve the goodwill of the suppliers, licensors, employees, customers, distributors and others having business relations with Seller; (c) maintain (except for expiration due to lapse of time) all Assigned Contracts in effect without change, except those Assigned Contracts which expire or terminate by their terms or as otherwise expressly provided herein; (d) comply in all material respects with the provisions of all Laws applicable to Seller, the Purchased Assets and the conduct of the Business; (e) not cancel, release, waive or compromise any Debt in its favor other than in connection with returns for credit or replacement in the Ordinary Course of Business; (f) not alter the rate or basis of compensation of any of its officers, directors or employees related to the Business other than in the Ordinary Course of Business or establish, alter or amend any Employee Plan other than as required by Law; (g) not enter into any new material Contractual Obligation, other than in the Ordinary Course of Business; (h) not enter into any Contractual Obligations with respect to capital leases, without Buyer’s prior written approval, which approval shall not be unreasonably withheld; (i) not sell, lease or otherwise dispose of any properties or assets, except in the Ordinary Course of Business; (j) not enter into any Contractual Obligation with any member of Seller or any Affiliate of any such member; (k) not take any action to change accounting policies, estimates or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable); and (l) not take or omit to take any action that would cause the representations and warranties in Section 5.4 to be untrue at, or as of any time prior to, the Closing Date.

7.4           Notification of Certain Matters.  From the date of this Agreement until the Closing Date, Seller shall give Buyer prompt written notice upon becoming aware of any material development affecting the Purchased Assets, the Assumed Liabilities, the Business, financial condition, operations or prospects of Seller, or any event or circumstance that could reasonably be expected to result in a breach of, or inaccuracy in, any representation or warranty contained in Article V; provided, however, that no such disclosure shall be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties of Seller set forth in this Agreement.  Seller shall prepare and furnish to Buyer, promptly after becoming available and in any event within 30 days of the end of each calendar month, the unaudited balance sheet of Seller as of the end of such month and the related unaudited statement of income for the year-to-date period then ended, with respect to each month ending after the date of this Agreement through the Closing Date.

7.5           No Solicitation.  From the date of this Agreement until the earlier of the Closing Date or the date of the termination of this Agreement pursuant to Article X, neither Seller nor any Key Principal shall, nor shall Seller or any Key Principal authorize or permit any officer, manager, employee, investment banker, attorney or other adviser or representative of Seller to: (a) solicit, initiate or encourage the submission of, any Acquisition Proposal (as hereinafter defined), (b) enter into any agreement with respect to any Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.  Seller shall promptly advise Buyer of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal.  For purposes of this Section 7.5, “Acquisition Proposal” means any proposal for a merger or other business combination involving Seller or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in Seller, any voting securities of Seller or a substantial portion of the assets of Seller.

7.6           Satisfaction of Closing Conditions.  Seller and the Buyer Parties shall, and shall cause their respective representatives to, use commercially reasonable efforts to take all of the actions necessary to consummate the transactions hereunder including delivering all the various certificates, documents and instruments described in Article VIII and Article IX hereto, as the case may be.

7.7           Employee Matters.

(a)           At the Closing, Buyer Parent will enter into an Employment Agreement, in substantially the form attached hereto as Exhibit 7.7(a)(i), with each of the Key Employees (collectively, the “Employment Agreements”).  In addition, at the Closing, Buyer will enter into a Consulting Agreement, in substantially the form attached hereto as Exhibit 7.7(a)(ii), with William Bumbernick (the “Consulting Agreement”).

(b)           Except for the Key Principals and after good faith consultation with Key Principals regarding the operation of the Business by Buyer following Closing, Buyer shall have the right, but not the obligation, to offer employment, on an at will basis, effective on the Closing Date, to any or all employees of Seller with respect to the Business.  In no event shall Buyer be obligated to hire or retain any employee of Seller for any period following the Closing; provided that Buyer agrees that any employees so hired shall be hired at starting salaries or hourly wage amounts no less than their current salaries or hourly wage amounts, as set forth on Section 5.15(a) of the Disclosure Schedule.  Prior to the Closing, Buyer shall provide Seller with notice of Seller’s employees with respect to the Business that Buyer intends to offer employment (the “Business Employees”).  With respect to any Business Employees hired by Buyer, Buyer shall recognize and honor, subject to and in accordance with Buyer’s vacation policies, the unused and scheduled vacation schedule, as of the Closing Date, for all of such hired Business Employees, as set forth on a schedule delivered by Seller to Buyer on the Closing Date (the “Accrued Vacation Credit”), the dollar value of which shall be included as a Liability in the Closing Date Working Capital Statement. Upon reasonable request by Buyer, Seller shall cooperate with and shall not impair Buyer’s efforts to obtain the employment of such Business Employees.  Buyer and Buyer Parent agree that, for a period of three (3) years after the Closing, they will not (a) relocate Buyer’s location for operating the Business from the Center City, Philadelphia, Pennsylvania area or (b) make it reasonably necessary for any Business Employee hired by Seller to relocate his or her residence from the greater Philadelphia, Pennsylvania area in order to perform services as an employee of Buyer.

(c)           At the time of Closing, Seller’s employment of the Key Employees and all of the Business Employees shall cease, and Seller shall pay to all such Key Employees and Business Employees (and any of its other employees) all amounts earned or accrued for wages, commissions, salaries, bonuses, holiday and vacation pay (except as otherwise provided in Section 7.7(b) with respect to the Accrued Vacation Credit), and past service claims as of the Closing Date.  Seller shall make and remit, for all periods through and including the Closing Date, all proper deductions, remittances and contributions for employees’ wages, commissions and salaries required under all Contractual Obligations and Laws (including, without limitation, for health, hospital and medical insurance, group life insurance, pension plans, workers’ compensation, unemployment insurance, income tax, FICA taxes and the like) and, wherever required by such Contractual Obligations and/or Laws, all proper deductions and contributions from its own funds for such purposes.  Seller shall be responsible for all Liabilities arising out of or based upon the termination of any of Seller’s employees (including the Key Employees and Business Employees), including, without limitation, any severance pay obligations of Seller or its Affiliates.  Seller shall comply with all provisions of the WARN Act and all similar Laws, including but not limited to all notification requirements and any severance or other payment obligations under such Laws.  However, Buyer acknowledges that Buyer will be responsible for offering COBRA continuation coverage to any “M&A qualified beneficiaries” who become entitled to COBRA continuation coverage as a result of the transactions contemplated by this Agreement, in accordance with Section 54.4980B-9 of the Treasury Regulations.

(d)           Whether or not Buyer hires on or after the Closing Date any employees of Seller, Seller shall be responsible for all compensation and benefits (including salary, bonus, accrued vacation (except as otherwise provided in Section 7.7(b) with respect to the Accrued Vacation Credit), any benefits attributable to compensation and service earned prior to the Closing, and sick pay) accruing prior to the Closing Date.  Without limiting the generality of Section 3.2, Buyer is not assuming any obligations or Liability (i) to any of Seller’s employees for sick or vacation pay or other benefits (except as otherwise provided in Section 7.7(b) with respect to the Accrued Vacation Credit), or (ii) under any Company Benefit Plan, it being acknowledged, however, that Buyer shall be obligated to offer COBRA continuation coverage to M&A qualified beneficiaries as described in Section 7.7(c).  Seller shall retain all Liability and responsibility for its Company Benefit Plans, and shall ensure that such Company Benefit Plans are duly and properly terminated with all benefits paid out to participants and beneficiaries in accordance with the terms of such Company Benefit Plans.

(e)           At the request of Buyer prior to the Closing, Seller shall continue its health care coverage for a period not to exceed the remainder of the calendar month in which the Closing occurs for those Key Principals and Business Employees hired by Buyer.  Seller shall bear the insurance premiums for such period (less the amount paid by covered employees in keeping with Seller’s usual practices) and the pro rated amount for such insurance premiums shall be taken into account pursuant to Section 7.12 hereof and reflected on the Closing Date Working Capital Statement.

(f)           Nothing contained herein shall (i) be treated as an amendment to any particular Employee Plan of Buyer or Seller, (ii) obligate Buyer or any of its Affiliates to (A) maintain any particular Employee Plan or (B) retain the employment of any particular employee, (iii) prevent Buyer or any of its Affiliates from amending or terminating any Employee Plan, or (iv) give any third party the right to enforce any of the provisions of this Agreement.

7.8           Further Assurances.  From and after the Closing Date, upon the request of either Seller or Buyer, each of the Parties shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be commercially reasonable to carry out the transactions contemplated hereunder.  Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of Seller or other Person with whom Seller has a relationship from maintaining the same relationship with Buyer after the Closing as it maintained with Seller prior to the Closing.  Seller shall refer all customer inquiries relating to the Business to Buyer from and after the Closing.

7.9           Transfer of Warranties.  As of the Closing Date, to the extent assignable, Seller shall be deemed to have assigned to Buyer all of its right, title and interest in and to warranties (express and implied) that continue in effect with respect to any of the Purchased Assets, and to have nominated Buyer as Seller’s true and lawful attorney to enforce such warranties against such manufacturers, and Seller shall execute and deliver such specific assignments of such warranty rights as Buyer may reasonably request.

7.10           Bulk Sales Laws.  Prior to Closing, Buyer and Seller shall deliver all notices, and make filings, with any Governmental Authorities as may be required pursuant to the Laws governing “bulk sales” of assets.  Notwithstanding any other provision hereof to the contrary, if after receiving notice, pursuant to the Laws governing “bulk sales” of assets, of the purchase transaction contemplated hereby, any Governmental Authority notifies Buyer of a potential claim against Seller, for Taxes or other amounts due, and advises Buyer that Buyer will be liable for such claim, then Buyer shall place any amounts otherwise due Seller hereunder, up to the potential amount of the claim, in escrow with the Escrow Agent pursuant to the Escrow Agreement.  Such amounts shall be held in escrow until Buyer is notified by the applicable Governmental Authority of the amount due.  Any amounts due to the Governmental Authority shall be paid from the amount held in escrow and the remaining amount held in escrow, if any, shall be paid promptly to Seller.

7.11           Use of Name; Telephone Numbers.  In furtherance of the purchase and sale of the Purchased Assets hereunder, immediately upon the Closing Seller shall cause Seller’s company name to be changed to a name completely dissimilar to “Alteva, LLC”, and thereafter shall not adopt, use, cause to be used, or approve or sanction the use of such name, or any name so similar as to cause confusion therewith, or any other trade name or assumed name listed in Schedule 2.1(f).  After the Closing, upon the request of Buyer, Seller shall file such other documents as may be necessary to terminate Seller’s use of any trade name or assumed name identified on Schedule 2.1(f).  Promptly after the Closing, Seller shall discontinue use of its existing business telephone numbers and, along with Buyer, shall take all reasonable action (at no cost to Seller) and sign all documents as may be reasonably necessary to make such telephone numbers available for use by Buyer.  Notwithstanding the provisions of this Section 7.11, Buyer acknowledges that Seller’s employees, including all Key Principals, shall be permitted to announce or reflect on their respective resumes, curriculum vitae and other factual references the fact of their previous association with and achievements on behalf of Seller (including, with respect to the Key Principals, their role as founding members of Seller).

7.12           Prorations.  Personal property, ad valorem, use and intangible Taxes and assessments, common area maintenance charges, utility charges and rental payments with respect to the Purchased Assets and the Leased Premises and, to the extent applicable pursuant to Section 7.7(e), health insurance premiums for the calendar month during which Closing occurs (collectively, “Charges”) shall be prorated on a per diem basis and apportioned on a calendar year basis between Seller, on the one hand, and Buyer, on the other hand, as of the date of the Closing.  Seller shall be liable for that portion of such Charges relating to, or arising in respect of, periods on or prior to the Closing Date, and Buyer shall be liable for that portion of such Charges relating to, or arising in respect of, any period after the Closing Date.

7.13           Representation and Warranty Insurance.  Prior to Closing, Buyer shall obtain  from an insurer acceptable to Buyer in its sole discretion a Representation and Warranty Liability Insurance policy or policies in form acceptable to Buyer in its sole discretion, insuring against the breach by Seller of its representations or warranties set forth in this Agreement (the “Representation and Warranty Insurance”), which policy shall have limits of not less than $5,000,000 in the aggregate, shall have a retention or deductible of no more than $150,000 in the aggregate and shall contain only those exclusions as are acceptable to Buyer. The Representation and Warranty Insurance shall name the Buyer Indemnitees as insureds.  Seller agrees to reimburse and pay to Buyer an amount equal to 50 percent of the aggregate amount of the premium and underwriting fee for the Representation and Warranty Insurance (provided, however, that the amount that Seller shall pay to Buyer with respect to the Representation and Warranty Insurance shall not exceed $125,000), which amount shall be deducted from the Purchase Price pursuant to 3.2(a).

7.14           Restrictive Covenants.  Seller and, by their respective joinder in the execution hereof, Key Principals, acknowledge that Buyer and Seller are engaged in a highly competitive industry, that Seller and each of the Key Principals have knowledge of the operations of the Business, and that details of the operations of the Business constitute valuable confidential information, the disclosure of which to a competitor would diminish the value of the Purchased Assets being purchased hereunder.  Seller and each of the Key Principals further acknowledge that the usual and natural territory of the Business is and has been the area within the states of Pennsylvania, New Jersey, New York, Delaware, Maryland, Connecticut, Rhode Island and Massachusetts (the “Territory”), and that the value of the Purchased Assets being purchased hereunder would be seriously diminished if Seller or any Key Principal were to compete with Buyer in the Territory.   Buyer and the Key Principals acknowledge that the non-solicitation and non-competition covenants applicable to the Key Principals shall be exclusively set forth in their respective Employment Agreements or Consulting Agreement, as applicable, upon the consummation of Closing hereunder and, for such Key Principals, such non-solicitation and non-competition covenants shall supersede and be in lieu of the non-solicitation and non-competition covenants set forth in subsections  (b), (c) and (d), below (provided, however, that the provisions of subsection (a) shall apply to the Key Principals, in addition to any covenants set forth in their respective Employment Agreements and Consulting Agreement).   Therefore, Seller, for itself and its Affiliates other than any Key Principal who may be an Affiliate (collectively, the “Restricted Persons”), and the Key Principals covenant upon the consummation of Closing that:

(a)           the Restricted Persons and the Key Principals will not at any time disclose, either directly or indirectly, any information concerning the customers, suppliers, price lists, catalogs, products, operations, sales techniques or other Business-related information of Seller (except information pertaining solely to the Excluded Assets) to any Person not specifically authorized in writing by Buyer to have such information; and

(b)           for a period of three (3) years from and after the Closing Date (the “Restricted Period”), the Restricted Persons will not, directly or indirectly, solicit in any manner the business of any Person which is a customer of Seller on the date hereof, with respect to products or services which are similar to or competitive with the products or services offered by Seller prior to the date hereof; and

(c)           during the Restricted Period, the Restricted Persons will not, directly or indirectly employ, or knowingly permit any Person directly or indirectly controlled by a Restricted Person, to employ, any person who was employed by Seller on the date hereof and who becomes an employee of a Buyer Party or an Affiliate of a Buyer Party, or in any manner to seek to induce any such Person to leave his employment with a Buyer Party or its Affiliate; and

(d)           during the Restricted Period, the Restricted Persons will not, directly or indirectly, compete with Buyer or become an interested party, as shareholder, director, employee, partner, investor or otherwise, in any Person which competes with Buyer within the Territory, for any business purpose competitive with the Business.  Notwithstanding the provisions of this Section 7.14, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market and not formed for the purpose of circumventing this Section 7.14 shall not be deemed to violate the provisions of this Section 7.14.

Seller and each of the Key Principals acknowledge that the foregoing restrictive covenants and the restrictive covenants set forth in the respective Employment Agreements and Consulting Agreement, as applicable, are necessary to preserve the value of the Purchased Assets being purchased hereunder, are essential elements of this Agreement and the transactions contemplated hereby and are reasonable notwithstanding the expense or hardship they may impose on it or him, and Seller and each of the Key Principals agree that they have each received fair and adequate consideration for making such restrictive covenants.  Seller and each of the Key Principals agree that if any of the provisions of this Section 7.14 are or become unenforceable, the remainder of this Section 7.14 shall nevertheless remain binding to the fullest extent possible, taking into consideration the purposes and spirit of hereof.  The Parties agree and acknowledge that the breach of this Section 7.14 will cause irreparable damage to the Buyer Parties and upon breach of any provision of this Section 7.14, the Buyer Parties shall be entitled to injunctive relief, specific performance or other equitable relief, provided, however, that the foregoing remedies shall in no way limit any other remedies which either Buyer Party may have (including, without limitation, the right to seek monetary damages), and in any event, Seller and each of the Key Principals shall be liable for and pay any and all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by the Buyer Parties in successfully enforcing the terms of this Section 7.14 on account of any such breach by them.

(e)           Notwithstanding anything to the contrary contained in this Agreement or in the Employment Agreements and Consulting Agreement, in the event Buyer defaults in its payment of any of the Purchase Price or Additional Consideration, when due, under this Agreement, or Buyer Parent defaults in its payment or performance of any of Buyer Parent’s obligations under the Lock-Up Agreement, which breach or default continues uncured by Buyer or Buyer Parent, as applicable, for a period of thirty (30) days following written notice of any such breach, the restrictive covenants set forth in Section 7.14(b), Section 7.14(c) and Section 7.14(d) (but expressly excluding Section 7.14(a)) shall be null, void and of no further force and effect and the Restricted Parties shall forever be relieved of all restrictions thereunder.

7.15           Accounts Receivable.  During the 120 day period beginning on the day immediately following the Closing Date (the “Collection Period”), Buyer shall use commercially reasonable efforts to collect the accounts receivable of Seller included in the Purchased Assets (but Buyer shall not be obligated to bring collection actions to collect any such accounts from an account debtor).  Buyer shall apply amounts received during the Collection Period from customers in payment of accounts receivable existing as of the Closing Date to the specific outstanding invoice to which such payment relates; provided, however, that no such amounts received during the Collection Period and specifically identified as being delivered in payment of an accounts receivable existing as of the Closing Date shall be applied to Buyer’s accounts receivable generated following the Closing. If, during the Collection Period, Buyer does not collect in full any of the accounts receivable of Seller included in the Purchased Assets, then Buyer shall deliver to Seller written notice identifying all such accounts receivable that were not so collected (“Uncollected Receivables”) and the Uncollected Receivables shall not be included in the value of the accounts receivable of the Company for purposes of calculating the Closing Date Working Capital to be included in the Closing Date Working Capital Statement pursuant to Section 3.4.  Upon such adjustment of the value of the accounts receivable (to exclude the Uncollected Receivables) for purposes of calculating the Closing Date Working Capital of Seller as of the Closing Date, Buyer shall assign, without recourse, the Uncollected Receivables to Seller, and Seller shall thereafter be entitled to take reasonable actions to collect, for Seller’s benefit, the Uncollected Receivables and, if Buyer thereafter receives any payments with respect to such Uncollected Receivables, it shall promptly remit such payments to Seller.

7.16           Reporting of 2011 Revenues.  Seller (and not Buyer) shall file with USAC, when due, FCC Form 499-A for collected revenues received by Seller between January 1, 2011 and the Closing Date, and Seller (and not Buyer) shall be responsible for all Liabilities relating to such filing.  Seller (and not Buyer) shall be entitled to any credit or refund resulting from USAC’s true-up of the revenues reported on such FCC Form 499-A (a “True-Up Credit”), and if Buyer receives any credit on its account attributable to a True-Up Credit due to Seller, then Buyer shall pay to Seller, within 30 days after receiving such credit, the amount of such credit received by Buyer.  Seller covenants and agrees that it will not be dissolved prior to such filing, and shall take all such actions as may be necessary under any applicable Laws or under any applicable rules or policies of USAC to permit Seller to make such filing.

ARTICLE VIII

Conditions to Performance by Buyer.

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (unless waived by Buyer in accordance with Section 12.4):

8.1           Representations and Warranties.  Each of the representations and warranties of Seller contained in this Agreement and in any document, instrument or certificate delivered pursuant to this Agreement, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or true and correct in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect), in either case, as of the date hereof and as of the Closing Date, other than representations and warranties that expressly speak only as of a specific date or time, which shall be true and correct (or true and correct in all material respects, as the case may be) as of such specified date or time.

8.2           Covenants and Agreements.  Seller shall have performed and complied in all respects with all of his, her or its respective obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing.

8.3           Compliance Certificate.  Seller shall have delivered to Buyer a certificate dated as of the Closing Date, duly executed by an officer of Seller, certifying as to the satisfaction or the conditions set forth in Sections 8.1 and 8.2.

8.4           Absence of Litigation.  No Proceeding shall be initiated, pending or threatened, verbally or in writing, nor shall there be any formal or informal inquiry by a Governmental Authority, which may result in a Governmental Order (nor shall there be any Governmental Order in effect) (a) which would prevent consummation of any of the transactions contemplated hereunder, (b) which would result in any of the transactions contemplated hereunder being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of Buyer to operate all or any portion of either the Business or the Purchased Assets or of the business or assets of Buyer or any of its Affiliates, or (d) would compel Buyer or any of its Affiliates to dispose of all or any portion of either the Business or the Purchased Assets or the business or assets of Buyer or any of its Affiliates.

8.5           No Material Adverse Effect.  There shall not have occurred after the date of this Agreement any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

8.6           Consents and Authorizations.  All actions by (including any Governmental Authorization or consents of any other Persons) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the transactions contemplated hereunder, and identified in Schedule 8.6 (the “Material Consents and Authorizations”) shall have been obtained or made in a manner reasonably satisfactory in form and substance to Buyer.

8.7           Release of Encumbrances on the Purchased Assets.  Buyer shall have received evidence reasonably satisfactory to it that all Encumbrances on the Purchased Assets, other than Permitted Liens, shall have been released and that termination statements with respect to all UCC financing statements relating to such Encumbrances have been, or shall be promptly following the Closing, filed at the expense of Seller.

8.8           Other Closing Deliveries.  Seller shall deliver or shall cause to be delivered to Buyer the following:

(a)           Seller’s Customer List, updated as of the Closing Date;

(b)           lease amendment and assignment documents in a form reasonably acceptable to Buyer and Seller, duly executed by Seller and any other required Persons and in forms satisfactory to Buyer (the “Existing Lease Assignments”), pursuant to which the Existing Leases shall be assumed by Buyer, together with Landlord Estoppel Certificates and Subordination, Non-Disturbance and Attornment Agreements to the extent requested by Buyer;

(c)           the Assumption Agreement, duly executed by Seller;

(d)           the Consulting Agreement, duly executed by William Bumbernick;

(e)           a General Assignment and Bill of Sale, in a form acceptable to Buyer and Seller, duly executed by Seller;

(f)           an Employment Agreement, duly executed by each Key Employee;

(g)           a certificate of the secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying that  attached thereto is a true, correct and complete copy of  the articles or certificate of organization or formation of Seller, certified as of a recent date by the Secretary of State of Seller’s state of formation and the operating agreement of Seller,  to the extent applicable, resolutions duly adopted by the board of managers and members of Seller authorizing the performance of the transactions contemplated by this Agreement and the execution and delivery of the Transaction Documents to which it is a party and  a certificate of existence or good standing, as of a recent date, of Seller from Seller’s state of formation and a certificate of good standing, as of a recent date, of Seller from each state in which it is qualified to conduct business,  the resolutions referenced in subsection (A)(2) are still in effect and  nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect Seller’s existence or good standing in any such jurisdiction;

(h)           the Lock-Up Agreement, duly executed by Seller, if the Parent Shares are to be issued at the Closing pursuant to Section 3.2(c);

(i)           the Closing Statement, duly executed by a duly authorized officer of Seller;

(j)           the schedule reflecting the Accrued Vacation Credit, as required pursuant to Section 7.7(b); and

(k)           such other bills of sale, assignments and other instruments of transfer or conveyance, including without limitation, a domain name assignment, trademark assignment and any applicable trade name assignments, duly executed by Seller, as may be reasonably requested by Buyer to effect the sale, conveyance and delivery of the Purchased Assets to Buyer.

8.9           Representation and Warranty Insurance..  Buyer shall have obtained the Representation and Warranty Insurance, pursuant to Section 7.13.

ARTICLE IX

Conditions to Performance by Seller.

The obligations of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (unless waived by Seller in accordance with Section 12.4):

9.1           Representations and Warranties.  Each of the representations and warranties of the Buyer Parties contained in this Agreement shall be true and correct in all respects (in the case of any representation or qualified by materiality) or true and correct in all material respects (in the case of any representation or warranty not qualified by materiality), in either case, as of the date hereof and as of the Closing Date, other than representations and warranties that expressly speak only as of a specific date or time, which shall be true and correct (or true and correct in all material respects, as the case may be) as of such specified date or time.

9.2           Covenants and Agreements.  The Buyer Parties shall have performed and complied in all respects with all of its obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing.

9.3           Compliance Certificate. Buyer shall have delivered to Seller a certificate dated as of the Closing Date, duly executed by an officer of each of Buyer and Buyer Parent, certifying as to the satisfaction or the conditions set forth in Sections 9.1 and 9.2.

9.4           Absence of Litigation.  No Proceeding shall be pending or threatened in writing which may result in a Governmental Order (nor shall there be any Governmental Order in effect) (a) which would prevent consummation of any of the transactions contemplated hereunder, or (b) which would result in any of the transactions contemplated hereunder being rescinded following consummation.

9.5           Consents and Authorizations.  All Material Consents and Authorizations shall have been obtained or made in a manner reasonably satisfactory in form and substance to Seller.

9.6           Representation and Warranty Insurance..  Buyer shall have obtained the Representation and Warranty Insurance, pursuant to Section 7.13.

9.7           Other Closing Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Article VIII, at Closing, Buyer shall (a) pay the Purchase Price to Seller, in the manner provided in Section 3.2, (b) pay the Escrow Amount to the Escrow Agent, (c) pay in full or otherwise arrange for the release of all personal guaranties of Seller’s Key Principals’ (and their respective spouses) with respect to, all Guaranteed Capital Leases, pursuant to Section 2.3(c), and (d) execute, if applicable, and deliver to Seller (i) the certificate contemplated by Section 9.3, (ii) the Existing Lease Assignments, (iii) the Assumption Agreement, (iv) the Consulting Agreement, (v) the Closing Statement; (vi) the Employment Agreements, duly executed by Buyer Parent, and (vii) the Lock-Up Agreement, if the Parent Shares are to be issued at the Closing pursuant to Section 3.2(c).

ARTICLE X

Termination.

10.1           Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Buyer and Seller;

(b)           by either Buyer or Seller, if (i) any Governmental Authority having competent jurisdiction over any Party hereto shall have issued a final Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order is or shall have become nonappealable or (ii) there shall be adopted any Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited; provided, however, that the Party seeking to terminate this Agreement pursuant to clause (i) above shall not have initiated such Proceeding or taken any action in support of such Proceeding and shall have used its reasonable best efforts to challenge such order or other action;

(c)           by Buyer, in the event of the inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement or if Seller breaches or fails to perform any of its covenants or agreements contained in this Agreement and such inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of a condition set forth in Article VIII, (ii) cannot be or has not been cured within 20 Business Days after the receipt of written notice thereof and (iii) has not been waived by Buyer; provided, that, the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available if, at the time of such purported termination, any Buyer Party has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)           by Seller, in the event of the inaccuracy in or breach of any representation or warranty of the Buyer Parties contained in this Agreement or if any Buyer Party breaches or fails to perform any of its covenants or agreements contained in this Agreement and such inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of a condition set forth in Article IX, (ii) cannot be or has not been cured within 20 Business Days after the receipt of written notice thereof and (iii) has not been waived by Seller; provided, that, the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available if, at the time of such purported termination, Seller has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement; or

(e)           by either Buyer or Seller, if the Closing has not been consummated on or before August 15, 2011 (the “Closing Date Deadline”); provided, that neither Party may terminate this Agreement pursuant to this Section 10.1(e) if such Party’s breach or failure to perform any of such Party’s representations, warranties, covenants or agreements contained in this Agreement shall have been a principal cause of or resulted in the failure of the Closing to be consummated on or before the Closing Date Deadline; provided, however, that in the event the Closing has not occurred solely by reason of Section 8.6, Section 8.9, Section 9.5 or Section 9.6, the Closing Date Deadline shall automatically be extended by an additional 60 days, and the Parties shall continue their efforts pursuant to Sections 7.2 to fulfill the conditions in Section 8.6, Section 8.9, Section 9.5 or Section 9.6 by the earliest practicable date.

10.2           Notice of Termination; Effect of Termination.

(a)           The Party desiring to terminate this Agreement pursuant to Sections 10.1(b) through 10.1(e) shall give written notice of such termination to the other Party in accordance with Section 12.7, specifying the provision or provisions hereof pursuant to which such termination is effected.  The right of any Party to terminate this Agreement pursuant to Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party hereto, whether prior to or after the execution of this Agreement.

(b)           In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall be of no further force or effect; provided, however, (i) the provisions of Section 7.1(c), Article X and Article XII shall survive termination and (ii) any termination pursuant to Section 10.1 shall not relieve any Party of any Liability for breach of any representation, warranty, covenant or agreement hereunder occurring prior to such termination.

10.3           Return of Documentation.  Following termination of this Agreement, (a) all filings, applications and other submissions made pursuant to this Agreement or prior to the execution of this Agreement in contemplation hereof shall, to the extent practicable, be withdrawn from the Governmental Authority to which made and (b) Buyer shall return or destroy (and provide proof of such destruction of) all agreements, documents, contracts, instruments, books, records, materials and other information (in any format) regarding Seller provided to Buyer or its representatives in connection with the transactions contemplated hereunder other than as reasonably necessary to enforce its rights under this Agreement.  Notwithstanding the foregoing, Buyer shall be permitted to retain one (1) copy of all such information and materials in its law department or with its outside legal counsel, and Buyer shall be permitted to retain such electronic copies of all such information and materials that have become embedded in its electronic data systems through programmed backup procedures.

ARTICLE XI

Indemnification.

11.1           Survival of Representations and Warranties. Except for the representations and warranties contained in Sections 5.2(a), 5.2(b), 5.5(a), 5.7, 5.11 and 5.14 and Sections 6.2 and 6.5(b) (collectively, the “Special Representations”), which shall survive the consummation of the transactions contemplated by this Agreement without limitation, all representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement for a period of two years from the Closing Date.  The right to indemnification, reimbursement or other remedy based upon the representations and warranties of any Party shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2           Indemnification by Seller. Subject to the terms and conditions of Section 11.4,  Section 11.5 and Section 11.6, Seller agrees to indemnify, defend and hold harmless Buyer and Buyer Parent and their respective successors and assigns (each a “Buyer Indemnitee”) from or against, for and in respect of, any and all damages, losses, obligations, Liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, costs, and expenses (including, without limitation, reasonable attorneys’, experts’ and consultants’ fees) (collectively, “Losses”) suffered, sustained, incurred or required to be paid by any Buyer Indemnitee arising out of, based upon, in connection with or as a result of:

(a)           any inaccuracy in or breach of any representation or warranty made by Seller in or pursuant to this Agreement;

(b)           the non-fulfillment, non-performance or other breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(c)           the Excluded Liabilities or any Liability of any member of Seller;

(d)           all Taxes, losses, damages and deficiencies resulting from the Parties’ non-compliance with any applicable Laws of the State of Pennsylvania, the State of New Jersey or the State of New York pertaining to “bulk transfers”, including, without limitation, the New Jersey Bulk Sales Act, N.J. Stat. Sec.54:48-1 et seq. and Section 1141(c) of Article 28 of the New York Tax Law;

(e)           any arrangements or agreements made or alleged to have been made by Seller or any member of Seller with any broker, finder or other agent in connection with the transactions contemplated by this Agreement; or

(f)           any matter, item, condition or circumstance listed, contained or otherwise referred to in Section 5.7 of the Disclosure Schedule.

11.3           Indemnification by Buyer Parties.  Subject to the terms and conditions of Section 11.4 and Section 11.5, the Buyer Parties, jointly and severally hereby agree to indemnify, defend and hold harmless Seller and their respective successors and assigns (each a “Seller Indemnitee”) from or against, for and in respect of, any and all Losses suffered, sustained, incurred or required to by paid by any Seller Indemnitee arising out of, based upon, in connection with or as a result of:

(a)           any inaccuracy in or breach of any representation or warranty made by a Buyer Party in or pursuant to this Agreement;

(b)           the non-fulfillment, non-performance or other breach of any covenant or agreement to be performed by Buyer or Buyer Parent pursuant to this Agreement;

(c)           the Assumed Liabilities; or

(d)           the operation of the Business and the Purchased Assets by Buyer following Closing.

11.4           Indemnification Procedures.

(a)           Any Party seeking indemnification hereunder (the “Indemnified Party”) shall promptly notify the other Party hereto (the “Indemnifying Party”, which term shall include all Indemnifying Parties if there be more than one) of any claim for indemnification hereunder (a “Claim”), provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article XI except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby. After an Indemnified Party has delivered a Claim requesting payment from an Indemnifying Party for any Losses, the Indemnifying Party shall, within 30 days of receipt of such Claim, (i) pay to the Indemnified Party, in immediately available funds, the amount of Losses, or (ii) deliver to the Indemnified Party written notice (a “Dispute Notice”) advising the Indemnifying Party that it disputes the Claim.  If, within 30 days of receipt of a Claim, the Indemnifying Party fails to pay said amount to the Indemnified Party or deliver to the Indemnified Party a Dispute Notice the Indemnifying Party shall be deemed to have accepted and agreed to such Claim (a “Deemed Acceptance”) and the Indemnified Party may exercise any and all legal or equitable remedies available to the Indemnified Party under this Agreement or otherwise with respect to such Losses.  If, within such 30 day period following receipt of a Claim, the Indemnifying Party delivers a Dispute Notice with respect to the Indemnified Party’s Claim, the Indemnifying Party and the Indemnified Party agree that, prior to commencing any litigation or other proceedings against the other concerning such Claim, they will negotiate in good faith to resolve any dispute with respect to such Claim and to provide each other with all relevant information relating to such dispute.  If the Indemnifying Party and the Indemnified Party are unable to resolve any such dispute within 30 days of the delivery of a Dispute Notice (or such longer period as the Parties may agree upon), the Indemnifying Party or the Indemnified Party may thereafter commence litigation or other proceedings to resolve such dispute.  The successful Party in any such proceeding shall be entitled to reimbursement from the non-successful Party for any and all of the successful Party’s costs and expenses including, without limitation, reasonable attorneys’ fees, incurred in connection with such proceeding. Notwithstanding anything herein to the contrary, if any Claim relates to a Third Party Claim, the procedures of Section 11.4(b), Section 11.4(c) and Section 11.4(d) shall apply to such Third Party Claim.

(b)           If such Claim relates to any Proceeding or demand instituted against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party.  Within 30 days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

(i)           the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

(ii)           the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion in good faith, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party’s own counsel advisable; and

(iii)           such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief;

provided, however, that no Indemnifying Party shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all Liability in respect of such claim or litigation.  Indemnified Party’s consent shall not be unreasonably withheld with respect to monetary matters and matters that are not likely to adversely affect the business operations or reputation of the Indemnified Party.

(c)           In the event the Indemnifying Party does not elect, or is not entitled, to assume the defense of the Third Party Claim, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel of its own choosing, on behalf of and for the account and at the risk of the Indemnifying Party.

(d)           Notwithstanding anything in this Section 11.4 to the contrary, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense and, to the extent such participation affects the Indemnified Party, the compromise or settlement of the Third Party Claim.  In the event the Indemnifying Party undertakes defense of any Third Party Claim, the Indemnified Party, at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to the defense of such Claim.

11.5           Limitations.

(a)           Notwithstanding any provision of Section 11.2, and except as hereafter provided, Seller shall not be required to indemnify any Buyer Indemnitee for any individual claim, pursuant to Section 11.2(a), that any representation or warranty of Seller contained in this Agreement has been breached or is inaccurate (a “Representation Claim”), where the Losses relating to such Representation Claim (or series of related representation Claims, or Representation Claims arising from the same or substantially similar facts and circumstances) is less than $10,000, individually and in the aggregate (the “Minimum Claim Threshold”).  Notwithstanding any provision of Section 11.2 and except as hereafter provided, Seller shall have no liability for indemnification with respect to Representation Claims unless and until the aggregate amount of Losses incurred by the Buyer Indemnitees (not including claims below the Minimum Claim Threshold) with respect to such Representation Claims exceeds $150,000 (the “Threshold”), at which time Seller shall be obligated to indemnify the Buyer Indemnitees for all Losses for Representation Claims and not merely Losses in excess of the Threshold (but excluding claims below the Minimum Claim Threshold); provided, however, that after Seller has paid or satisfied Representation Claims in an aggregate amount equal to the Threshold, the Buyer Indemnitees’ sole remedy and recourse for Representation Claims shall be claims against the Representation and Warranty Insurance Policy (except to the extent of any facts or circumstances which constitute fraud or intentional breach of this Agreement by Seller).  Notwithstanding the foregoing, the Minimum Claim Amount and the Threshold shall not apply to (i) Losses relating to any Claims under Section 11.2(b), Section 11.2(c), Section 11.2(d), Section 11.2(e) or Section 11.2(f), or (ii) Losses resulting from any facts or circumstances which constitute fraud or intentional breach of this Agreement by Seller.

(b)           Notwithstanding any provision of Section 11.3, and except as hereafter provided, the Buyer Parties shall not be required to indemnify any Seller Indemnitee for any individual claim, pursuant to Section 11.3(a), that any representation or warranty of either Buyer Party contained in this Agreement has been breached or is inaccurate, where the Losses relating to such claim (or series of related claims, or claims arising from the same or substantially similar facts and circumstances) is less the Minimum Claim Threshold.  Notwithstanding any provision of Section 11.3 and except as hereafter provided, the Buyer Parties shall have no liability for indemnification with respect to Claims for breaches of representations and warranties under Section 11.3(a) unless and until the aggregate amount of Losses incurred by the Seller Indemnitees (not including claims below the Minimum Claim Threshold) with respect to such matters exceeds the Threshold, at which time the Buyer Parties shall be obligated to indemnify the Seller Indemnitees for all Losses and not merely Losses in excess of the Threshold (but excluding claims below the Minimum Claim Threshold). Notwithstanding the foregoing, the Minimum Claim Amount and the Threshold shall not apply to (i) Losses relating to any claims under Section 11.3(b), Section 11.3(c) or Section 11.3(d), or (ii) Losses resulting from any facts or circumstances which constitute fraud or intentional breach of this Agreement by the Buyer Parties.

(c)           Buyer and Seller acknowledge and agree that the indemnification provided in this Article XI (including the Representation and Warranty Insurance) is the exclusive remedy with respect to any Losses arising under or in connection with this Agreement; provided, however, that (i) either Seller or the Buyer Parties may seek equitable relief, including the remedies of specific performance and injunction, with respect to the breach of any covenant or agreement to be performed after Closing, (ii) this Section 11.5(c) shall not apply with respect to any claim based on fraud or intentional breach of this Agreement, and (iii) nothing contained in this Agreement shall impair or limit in any way the rights or remedies available to any Party under or in respect of the other Transaction Documents.

(d)           Seller and the Buyer agree to treat any indemnity payments made pursuant to Sections 11.2 and 11.3 hereof as an adjustment to the Purchase Price for all Tax purposes.  All such indemnity payments shall be determined net of any insurance recoveries actually received by the Indemnified Party, as applicable, with respect to the Losses subject to such indemnification claim.  Indemnification payments under this Article XI shall be paid without reduction for any Tax Benefits available to the Indemnified Party.  However, to the extent that the Indemnified Party actually recognizes Tax Benefits as a result of any Losses, the Indemnified Party shall pay the amount of such Tax Benefits (but not in excess of the payments actually received from the Indemnifying Party on account of such Losses) to the Indemnifying Party as and when such Tax Benefits are actually recognized by the Indemnified Party.  For this purpose, the Indemnified Party shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a Taxable period if, and to the extent that, such Indemnified Party’s  cumulative liability for Taxes through the end of such period, calculated by excluding any Tax items attributable to the Losses from all Tax periods, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such Tax period, calculated by taking into account any Tax items attributable to the Losses and the receipt of indemnification payments under this Article XI for all Tax periods.

(e)           For all purposes of this Article XI, when determining the amount of any Losses associated with a breach of a representation or warranty of Seller or the Buyer Parties, as applicable, any Material Adverse Effect or other materiality qualifier contained in any such representation or warranty will be disregarded.

11.6           Limited Right of Setoff. Seller agree that any payments which may be due to Seller from Buyer pursuant to Section 3.6 of this Agreement with respect to the Holdback Amount (for avoidance of doubt, such rights shall not apply to Buyer’s obligations with respect to the Additional Consideration under Section 3.5 or Buyer’s obligations under the Lock-Up Agreement or the Employment Agreements or Consulting Agreement) may be used by Buyer to satisfy (i) Seller’s indemnification obligations with respect to any Claim for Losses required to be paid by Seller pursuant to this Article XI (other than Representation Claims pursuant to Section 11.2(a), which may not be set of pursuant to this Section 11.6), provided that a Final Resolution with respect to such Claim for Losses has occurred; and (ii) any obligation of Seller to pay when due any amounts that may become due to Buyer pursuant to Section 3.4 with respect to the adjustments to the Purchase Price, which right may be exercised at any time after such payments become due.  As used in this Agreement, a “Final Resolution” with respect to a Claim shall mean (a) a written agreement duly signed by Seller and the Buyer Parties; (b) a Deemed Acceptance under Section 11.4(a); or (c) a final order issued by a court with proper jurisdiction.  If Buyer exercises its rights in accordance with the terms of this Section 11.6, such exercise shall be and constitute a complete and absolute set-off against any such payments which may become due to Seller from Buyer, to the extent of the amount for which such right was exercised.  If, at the time any payment is due to Seller pursuant to Section 3.6, there is a pending Claim by a Buyer Indemnitee against Seller for indemnification pursuant to this Article XI (other than Representation Claims pursuant to Section 11.2(a)), but there has not been a Final Resolution of such Claim, then Buyer may withhold from any payment then due to Seller an amount that Buyer reasonably deems necessary to fully satisfy such Claim, and instead pay such amount to the Escrow Agent to be held pursuant to the Escrow Agreement until there is a Final Resolution of such Claim.   All remaining amounts not so set-off or paid to the Escrow Agent pursuant to this Section 11.6 shall be timely paid to Seller when due.  The Parties acknowledge and agree that the right of setoff provided in this Section 11.6 shall be the Buyer Indemnitees’ sole and exclusive source for satisfying Claims for Losses under Section 11.2(b), Section 11.2(c), Section 11.2(d), Section 11.2(e) and Section 11.2(f) (but not Representation Claims under Section 11.2(a)), except to the extent of any facts or circumstances which constitute fraud or intentional breach of this Agreement by Seller.

ARTICLE XII

General Provisions.

12.1           Expenses; Transfer Taxes.  Whether or not the transactions contemplated herein shall be consummated, except as otherwise expressly provided herein, the Parties shall pay their own respective expenses incident to the preparation of this Agreement and to the consummation of the transactions provided for herein.  All transfer, documentary, sales, use, stamp, registrations and other such Taxes applicable to, imposed upon or arising out of the transactions contemplated hereby shall be shared equally by Buyer and Seller.

12.2           Entire Agreement; No Third Party Beneficiaries; Amendment.  This Agreement and the other Transaction Documents and the Exhibits and Schedules thereto, embodies all of the representations, warranties and agreements of the Parties with respect to the subject matter hereof, and all prior understandings, representations and warranties (whether oral or written) with respect to such matters are superseded.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  This Agreement may not be amended, modified, waived, discharged or orally terminated except by an instrument in writing signed by the Party or a duly authorized officer of a corporate Party against whom enforcement of the change, waiver, discharge or termination is sought.

12.3           Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.  Furthermore, in lieu of such illegal, invalid or unenforceable provisions there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

12.4           Waiver.  Any Party to this Agreement may, by written notice to the other Parties, waive any provision of this Agreement from which such Party is entitled to receive a benefit.  The waiver by any Party hereto of a breach by another Party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such other Party of such provision or any other provision of this Agreement.

12.5           Public Announcements.  Prior to the Closing Date, no public announcement or other publicity regarding the existence of this Agreement or any agreements contemplated hereby or their contents or the transactions contemplated hereby or thereby shall be made by any Party or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of the other Parties as to form, content, timing and manner of distribution or publication.  On and after the Closing Date, each Party shall maintain confidential the terms and provisions of this Agreement and the agreements contemplated hereby and the terms of the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, nothing in this Section 12.5 shall prevent any Party or its Affiliates or any other Person from (a) making any public announcement or disclosure required by applicable Law or the rules of any stock exchange (in which case the disclosing Party will provide the other Party with the opportunity to review and comment in advance of the disclosure), (b) disclosing this Agreement or any of the agreements contemplated hereby or their contents or the transactions contemplated hereby or thereby to (i) current and future officers, directors, employees, representatives and agents of such Party and its Affiliates, (ii) current and potential lenders to, investors in and purchasers of such Party and its Affiliates, and (iii) any Governmental Authority in order to provide notice, transfer any permits or licenses or obtain such Government Authorities consent in order to consummate the transaction contemplated by this Agreement, (c) disclosing the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure except to the extent maintaining confidentiality of such information is necessary to comply with any applicable securities Laws or (d) enforcing its rights hereunder.

12.6           Successors and Assigns.  This Agreement shall not be assignable by any Party hereto without the prior written consent of the other Parties; provided, however, Buyer may, upon written notice to Seller, assign this Agreement in whole or in part to any affiliate of Buyer, provided that such assignment shall not relieve Buyer or Buyer Parent of its obligations hereunder.  This Agreement shall be binding upon, and shall inure to the benefit of, and be enforceable by, the Parties and their respective legal representatives, heirs, legatees, successors and assigns.

12.7           Notice.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, by reputable overnight delivery or courier or by facsimile transmission, addressed as follows:

To Seller:	Alteva, LLC
111 S. Independence Mall East Suite 700
Philadelphia, PA 19106-2512
Facsimile No.: (866) 406-9283
Attn: President/CEO

and

William Bumbernick
254 Jennings Way
Mickleton, NJ 08056

With a copy to:
(which shall not constitute notice)	Sherman Silverstein
308 Harper Drive, Suite 200
Moorestown, NJ 08057
Facsimile No.: (856) 661-2069
Attn: Daniel J. Barrison, Esq.; and

Morgan, Lewis & Bockius LLP
1701 Market St.
Philadelphia, PA 19103
Facsimile No.: (215) 963-5001
Attn: Jeffrey P. Bodle, Esq.

To Buyer or Buyer Parent:	Warwick Valley Telephone Company
47 Main St. PO Box 592
Warwick, NY 10990
Facsimile No.: (845) 986-6699
Attention: Chief Executive Officer

With a copy to:	Harter Secrest & Emery LLP
(which shall not constitute notice)	1600 Bausch & Lomb Place
Rochester, New York 14604-2711
Facsimile No.: (585) 232-2152
Attn: James M. Jenkins, Esq.

and in any case at such other address as the advisee shall have specified by written notice.  Notice of change of address shall be effective only upon receipt thereof.  All such other notices and communications shall be deemed effective (a) if by personal delivery, upon receipt, (b) if by registered or certified mail, on the seventh Business Day after the date of mailing thereof, (c) if by reputable overnight delivery or courier, on the first Business Day after the date of mailing or (d) if by facsimile transmission, immediately upon receipt of a transmission confirmation, provided notice is sent on a Business Day between the hours of 9:00 a.m. and 5:00 p.m., recipient’s time, but if not then upon the following Business Day.

12.8           Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same instrument.  The exchange of executed copies of this Agreement by facsimile, portable document format (PDF) or other reasonable form of electronic transmission shall constitute effective execution and delivery of this Agreement.

12.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts-of-laws principles that would require application of any other law.

12.10           Jurisdiction.  Seller and each of the Buyer Parties hereby (a) agrees that any Proceeding in connection with or relating to this Agreement, any agreement contemplated hereby or any matters contemplated hereby or thereby, shall be brought in a court of competent jurisdiction located in Burlington County, New Jersey, whether a state or federal court; (b) agrees that in connection with any such Proceeding, such Party shall consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 12.10 and to service of process upon it in accordance with the rules and statutes governing service of process; and (c) agrees to waive to the full extent permitted by Law any objection that it may now or hereafter have to the venue of any such Proceeding in any such court or that any such Proceeding was brought in an inconvenient forum.  Seller and each of the Buyer Parties shall not, and shall cause its Affiliates not to, file, initiate or bring, or participate in, any Proceeding in connection with or relating to this Agreement or any matters contemplated hereby in or before any Governmental Body other than that specified in clause (a) of this Section 12.10.

12.11           Interpretation.  The use of the masculine, feminine or neuter gender or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement.  The terms “include,” “includes” and “including” are not intended to be limiting and shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import.  The term “or” has the inclusive meaning represented by the phrase “and/or.”  Reference to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement.  Reference to a particular agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.  The terms “dollars” and “$” mean United States Dollars.  Unless Business Days are specified, all references to “days” hereunder shall mean calendar days.  The Exhibits and Disclosure Schedule identified in this Agreement are incorporated into this Agreement by reference and made a part hereof.  The Article, Section, paragraph, Exhibit and Schedule headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the day and year first above written.

BUYER: WARWICK VALLEY NETWORKS, INC.

By:	/s/ Duane W. Albro
Duane W. Albro
President and Chief Executive Officer

BUYER PARENT: WARWICK VALLEY TELEPHONE COMPANY

By:	/s/ Duane W. Albro
Duane W. Albro
President and Chief Executive Officer

SELLER: ALTEVA, LLC

By:	/s/ William Bumbernick
William Bumbernick
Chairman

The undersigned, the Key Principals referred to in the foregoing Asset Purchase Agreement, hereby acknowledge receipt of the foregoing Asset Purchase Agreement and agree to be legally responsible for the terms and provisions applicable to them set forth in Section 7.5 and Section 7.14 therein.

KEY PRINCIPALS:

/s/ William Bumbernick
William Bumbernick

/s/ David Cuthbert
David Cuthbert

/s/ Louis Hayner
Louis Hayner

/s/ Mardoqueo Marquez
Mardoqueo Marquez

The exhibits and schedules to the Asset Purchase Agreement are listed below.  Upon request, Warwick Valley Telephone Company will furnish supplementally a copy of any schedule or exhibit to the Securities and Exchange Commission.

EXHIBITS AND SCHEDULES

Exhibits:

Exhibit 3.2(c)	-	Form of Lock-Up Agreement
Exhibit 3.2(d)	-	Form of Escrow Agreement
Exhibit 7.7(a)(i)	-	Form of Employment Agreement
Exhibit 7.7(a)(ii)	-	Form of Consulting Agreement

Schedules:

Schedule A	-	Disclosure Schedule
Schedule 2.1(a)	-	Personal Property Assets
Schedule 2.1(b)	-	Inventory and Supplies
Schedule 2.1(f)	-	Intellectual Property Rights
Schedule 2.1(j)	-	Leases and Subleases
Schedule 2.2	-	Excluded Assets
Schedule 2.3(a)	-	Assigned Contracts
Schedule 3.3	-	Allocation Schedule
Schedule 3.5	-	Calculation of Additional Consideration
Schedule 8.6	-	Material Consents and Authorizations

Disclosure Schedule:

Section 5.1(a)	-	Organization
Section 5.1(b)	-	Ownership
Section 5.1(c)	-	Predecessors
Section 5.2(c)	-	No Conflict
Section 5.3(a)	-	Financial Statements
Section 5.3(b)	-	Preparation of Financial Statements
Section 5.3(c)	-	No Undisclosed Liabilities
Section 5.4	-	Absence of Changes
Section 5.5(a)	-	Title to Assets
Section 5.5(b)	-	Location of Purchased Assets
Section 5.6(b)	-	Leased Premises; Existing Leases
Section 5.7	-	Taxes
Section 5.8	-	Insurance
Section 5.9(a)	-	Governmental Authorizations
Section 5.10(a)	-	Compliance with Laws
Section 5.11	-	Environmental Matters
Section 5.12	-	Litigation
Section 5.14(a)	-	Employee Plans
Section 5.15(a)	-	Employees
Section 5.15(b)	-	Employee Liabilities
Section 5.15(d)	-	Employee Compensation Liabilities
Section 5.18	-	Customer List
Section 5.23	-	Transactions with Related Parties